                                                                    Exhibit 10.3

                                                                  EXECUTION COPY

================================================================================

                                CREDIT AGREEMENT

                                   dated as of

                                  May 14, 1999,

                                      among

                              ALEC Holdings, Inc.,

                  Alaska Communications Systems Holdings, Inc.
                    (formerly ALEC Acquisition Corporation),

                            The Lenders Party Hereto,

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent
                              and Collateral Agent,

                       CANADIAN IMPERIAL BANK OF COMMERCE,
                              as Syndication Agent,

                                       and

                           CREDIT SUISSE FIRST BOSTON,
                             as Documentation Agent

                            ------------------------

                             CHASE SECURITIES INC.,
                                   as Arranger

================================================================================

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                                                                               3


                                                                            Page
                                                                            ----

                                   ARTICLE VI

                               Negative Covenants

SECTION 6.01.   Indebtedness; Certain Equity Securities .................    103
SECTION 6.02.   Liens ...................................................    104
SECTION 6.03.   Fundamental Changes .....................................    106
SECTION 6.04.   Investments, Loans, Advances, Guarantees and
                  Acquisitions ..........................................    107
SECTION 6.05.   Asset Sales .............................................    109
SECTION 6.06.   Sale and Leaseback Transactions .........................    110
SECTION 6.07.   Hedging Agreements ......................................    110
SECTION 6.08.   Restricted Payments; Certain Payments of
                  Indebtedness ..........................................    110
SECTION 6.09.   Transactions with Affiliates ............................    112
SECTION 6.10.   Restrictive Agreements ..................................    113
SECTION 6.11.   Amendment of Material Documents .........................    114
SECTION 6.12.   Interest Coverage Ratio .................................    114
SECTION 6.13.   Leverage Ratio ..........................................    117
SECTION 6.14.   Capital Expenditures ....................................    119
SECTION 6.15.   Fiscal Year .............................................    120

                                   ARTICLE VII

                                Events of Default .......................    121

                                  ARTICLE VIII

                            The Administrative Agent ....................    124

                                   ARTICLE IX

                                  Miscellaneous

SECTION 9.01.   Notices .................................................    127
SECTION 9.02.   Waivers; Amendments .....................................    128
SECTION 9.03.   Expenses; Indemnity; Damage Waiver ......................    130
SECTION 9.04.   Successors and Assigns ..................................    132
SECTION 9.05.   Survival ................................................    135
SECTION 9.06.   Counterparts; Integration; Effectiveness ................    136
SECTION 9.07.   Severability ............................................    136
SECTION 9.08.   Right of Setoff .........................................    136
SECTION 9.09.   Governing Law; Jurisdiction; Consent to
                  Service of Process ....................................    137
SECTION 9.10.   WAIVER OF JURY TRIAL ....................................    138
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                                                                               4


                                                                            Page
                                                                            ----

SECTION 9.11.   Headings ................................................    138
SECTION 9.12.   Confidentiality .........................................    138
SECTION 9.13.   Interest Rate Limitation ................................    139
SECTION 9.14.   Notice of Lenders' Right to Sue .........................    140

SCHEDULES:

Schedule 1.01    --  Mortgaged Property
Schedule 2.01    --  Commitments
Schedule 3.05(b) --  Operating Licenses
Schedule 3.05(c) --  Owned and Leased Real Property
Schedule 3.06    --  Disclosed Matters
Schedule 3.12    --  Subsidiaries
Schedule 3.13    --  Insurance
Schedule 3.18(d) --  Mortgage Filing Offices
Schedule 4.02(i) --  Outstanding FCC Appeal Periods
Schedule 6.01    --  Existing Indebtedness
Schedule 6.02    --  Existing Liens
Schedule 6.04    --  Investments
Schedule 6.10    --  Existing Restrictions

EXHIBITS:

Exhibit A -- Form of Assignment and Acceptance
Exhibit B -- Form of Opinion of Borrower's Counsels
Exhibit C -- Form of Perfection Certificate
Exhibit D -- Form of Parent Guarantee Agreement
Exhibit E -- Form of Subsidiary Guarantee Agreement
Exhibit F -- Form of Indemnity, Subrogation and Contribution Agreement Exhibit G -- Form of Pledge Agreement
Exhibit H -- Form of Security Agreement

                        CREDIT AGREEMENT dated as of May 14, 1999, among ALEC
                  HOLDINGS, INC., ALASKA COMMUNICATIONS SYSTEMS HOLDINGS, INC. (formerly ALEC ACQUISITION CORPORATION), the LENDERS party hereto, THE CHASE MANHATTAN BANK, as Administrative Agent, CANADIAN IMPERIAL BANK OF COMMERCE, as Syndication Agent and CREDIT SUISSE FIRST BOSTON CORPORATION, as Documentation Agent.

            In connection with the transactions contemplated by (a) the PTI Purchase Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned to such term in Article I) and (b) the ATU Purchase Agreement, (i) the Sponsor will make the Sponsor Equity Contribution (as provided herein), (ii) Holdings will issue or have previously issued, as applicable, the Holdings Discount Debentures in a private placement to DLJ Investment Partners, L.P., its investment affiliates or other institutional investors, (iii) the Management Investors will make the Management Equity Contribution, (iv) certain third-party investors reasonably acceptable to the Administrative Agent may make the Investor Equity Contribution, (v) Holdings will make the Holdings Contribution and (vi) (A) ALEC Acquisition or other Wholly-Owned Subsidiaries will consummate the PTI Acquisition for the PTI Purchase Price and (B) ACS or other Wholly-Owned Subsidiaries will consummate the ATU Acquisition for the ATU Purchase Price. Immediately prior to the Acquisitions, all of the outstanding capital stock of Pacific Telecom Cellular of Alaska RSA #1, Inc., which owns a Fairbanks, Alaska cellular system license, will be distributed to the Sellers.

            The Acquisitions may be consummated simultaneously or on different dates. If the Acquisitions are consummated simultaneously, then the Acquisitions will be partially financed on the Closing Date with the proceeds of (a) (i) $435,000,000 in aggregate principal amount of Term Loans and (ii) up to $75,000,000 in aggregate principal amount of Revolving Loans and (b) the Senior Subordinated Notes in an aggregate principal amount of not less than $115,000,000.

            If the Acquisitions are consummated on different dates and the First Acquisition is the PTI Acquisition, then such Acquisition will be partially financed on the Initial Closing Date with the proceeds of (a) (i) $90,000,000 in aggregate principal amount of the Tranche A Term Loans, (ii) $85,000,000 in aggregate principal amount of the

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                                                                               2


Tranche B Term Loans, (iii) $90,000,000 in aggregate principal amount of the Tranche C Term Loans and (iv) up to $50,000,000 (subject to the limitations described in Section 5.11) in aggregate principal amount of Revolving Loans and
(b) the net proceeds of the Senior Subordinated Notes in an aggregate principal amount of not less than $115,000,000. If the Acquisitions are consummated on different dates and the First Acquisition is the ATU Acquisition, then such Acquisition will be partially financed on the Initial Closing Date with the proceeds of (a) $60,000,000 in aggregate principal amount of the Tranche A Term Loans, (b) $65,000,000 in aggregate principal amount of the Tranche B Term Loans, (c) $70,000,000 in aggregate principal amount of the Tranche C Term Loans and (d) up to $50,000,000 (subject to the limitations described in Section 5.11) in aggregate principal amount of Revolving Loans.

            The parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

            SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

            "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "Acquired EBITDA" shall mean, with respect to any Acquired Entity or Business or any Sold Entity or Business for any period, the Consolidated EBITDA of such Entity or Business.

            "Acquired Entity or Business" has the meaning assigned to such term in the definition of the term Adjusted Consolidated EBITDA.

            "Acquisitions" means the PTI Acquisition and the ATU Acquisition.

            "Acquisition Documents" means the PTI Purchase Agreement, the ATU Purchase Agreement and the other agreements and documents entered into pursuant thereto or in connection therewith (other than the Loan Documents and the Subordinated Debt Documents).

            "ACS" means Alaska Communications Systems, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower.

            "Additional Equity Contribution" means a cash equity contribution by Holdings to the Borrower in addition to the Holdings Contribution and in an amount that will result in the percentage of the Borrower's total capitalization (excluding cash on hand) represented by equity, determined on a pro forma basis as of the Initial Closing Date, being not less than the percentage specified by the Administrative Agent (which percentage will not be more than 35%), provided that a percentage to be agreed upon of the Additional Equity Contribution will be funded with the proceeds of common equity contributions to Holdings in addition to the Sponsor Equity Contribution, Management Equity Contribution and Investor Equity Contribution and the remainder of the Additional Equity Contribution will be funded with the proceeds of the issuance of Holdings Discount Debentures in addition to the Holdings Discount Debentures issued on the Start Date or the Second Closing Date.

            "Adjusted Consolidated EBITDA" shall mean, for any Person for any period, Consolidated EBITDA of such Person for such period, calculated by (a) including in the determination thereof the Acquired EBITDA of any Person, property, business or asset acquired during such period pursuant to a transaction permitted under Section 6.04 and not subsequently sold, transferred or otherwise disposed of during such period to the extent acquired by the Borrower or any Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an "Acquired Entity or Business"), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (b) excluding in the determination thereof the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a "Sold Entity or Business") based on the actual Acquired EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

            "Adjusted Leverage Ratio" shall mean, on any date, the ratio of (a) Total Debt as of such date to (b) Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of

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                                                                               4


such date, all determined on a consolidated basis in accordance with GAAP.

            "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

            "Administrative Agent" means The Chase Manhattan Bank, in its capacity as administrative agent for the Lenders hereunder.

            "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

            "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

            "Agents" means the Administrative Agent, the Syndication Agent, the Collateral Agent and the Documentation Agent.

            "ALEC Acquisition" means ALEC Acquisition Sub. Corp., a Delaware corporation and a wholly owned subsidiary of the Borrower.

            "Alaska Entities" means Telephone Utilities of Alaska, Inc., Telephone Utilities of the Northland, Inc., PTI Communications of Alaska, Inc., Pacific Telecom Cellular of Alaska PCS, Inc. and Pacific Telecom Cellular of Alaska, Inc.

            "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

            "Applicable Percentage" means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender's Revolving Commitment. If the Revolving Commitments have terminated or

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                                                                               5


expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

            "Applicable Rate" means, for any day (a) with respect to any Tranche B Term Loan, the applicable Tranche B Rate, (b) with respect to any Tranche C Term Loan, the applicable Tranche C Rate and (c) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below (i) if the Closing Date or the Second Closing Date has occurred, on the table under the heading "Combined Table" or
(ii) if neither the Closing Date nor the Second Closing Date has occurred and the PTI Acquisition is the First Acquisition, on the table under the heading "PTI Acquisition", or (iii) if neither the Closing Date nor the Second Closing Date has occurred and the ATU Acquisition is the First Acquisition, on the table under the heading "ATU Acquisition", in each case under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that until 180 days after the Start Date, the "Applicable Rate" for purposes of clause (c) shall be the applicable rate per annum set forth below in Category 1:

                                 Combined Table

                                  ABR            Eurodollar      Commitment Fee
     Leverage Ratio:             Spread            Spread             Rate
     ---------------             ------            ------             ----
       Category 1                 1.75%             2.75%             0.50%
       ----------
Greater than or equal to
      5.50 to 1.00

       Category 2
       ----------
 Less than 5.50 to 1.00           1.50%             2.50%             0.50%
but greater than or equal
     to 5.00 to 1.00

       Category 3
       ----------
 Less than 5.00 to 1.00           1.25%             2.25%            0.375%
but greater than or equal
     to 4.50 to 1.00

       Category 4                 1.00%             2.00%            0.375%
       ----------
 Less than 4.50 to 1.00

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                                                                               6


                                 ATU Acquisition

                                  ABR            Eurodollar      Commitment Fee
     Leverage Ratio:             Spread            Spread             Rate
     ---------------             ------            ------             ----
       Category 1
       ----------
 Greater than or equal to         1.75%             2.75%             0.50%
      4.25 to 1.00

       Category 2
       ----------
 Less than 4.25 to 1.00
but greater than or equal         1.50%             2.50%             0.50%
     to 3.75 to 1.00

       Category 3
       ----------
 Less than 3.75 to 1.00
but greater than or equal         1.25%             2.25%            0.375%
     to 3.25 to 1.00

       Category 4                 1.00%             2.00%            0.375%
       ----------
 Less than 3.25 to 1.00

                                 PTI Acquisition

                                  ABR            Eurodollar      Commitment Fee
     Leverage Ratio:             Spread            Spread             Rate
     ---------------             ------            ------             ----
       Category 1
       ----------
 Greater than or equal to         1.75%             2.75%             0.50%
      6.50 to 1.00

       Category 2
       ----------
 Less than 6.50 to 1.00
but greater than or equal         1.50%             2.50%             0.50%
     to 5.50 to 1.00

       Category 3
       ----------
 Less than 5.50 to 1.00
but greater than or equal         1.25%             2.25%            0.375%
     to 4.50 to 1.00

       Category 4
       ----------
 Less than 4.50 to 1.00           1.00%             2.00%            0.375%

            For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

            "APUC" means the Alaska Public Utilities Commission.

            "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup "B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

            "ATU Acquisition" means the acquisition by ACS or other Wholly-Owned Subsidiaries of the Borrower from the Municipality of the ATU Business in accordance with the ATU Purchase Agreement.

            "ATU Business" means (x) the assets of Anchorage Telephone Utility (also known as ATU Telecommunications) used in its business as a local exchange carrier, (y) the outstanding capital stock of ATU Communications, Inc., MACtel, Inc., ATU Long Distance, Inc. and Peninsula Cellular Services, Inc. and (z) the ATU Minority Interests, in each case to be acquired by ACS pursuant to (and as specified in) the ATU Purchase Agreement.

            "ATU Minority Interests" means the minority interests in Alaska Network Systems, Inc., Alaska Choice Television, L.L.C., Internet Alaska, Inc., and Security One, L.L.C.

            "ATU Purchase Agreement" means the Asset Purchase Agreement, dated as of October 20, 1998, by and between ACS and the Municipality.

            "ATU Purchase Price" means an aggregate cash purchase price equal to $295,000,000 (subject to certain purchase price adjustments in accordance with the ATU Purchase Agreement).

            "ATU Term Facilities Indebtedness" means the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans drawn on the closing date of the ATU Acquisition.

            "Authorizations" means all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from any Governmental Authority.

            "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate.

            "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

            "Borrower" means Alaska Communications Systems Holdings, Inc. (formerly ALEC Acquisition Corporation), a Delaware corporation.

            "Borrowing" means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

            "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

            "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Alaska are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "Capital Expenditures" means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period.

            "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than Holdings of any Equity Interest in the Borrower; (b) prior to an IPO, the failure by the Sponsor to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least a majority of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (c) after an IPO, the failure by the Sponsor to own, directly or indirectly, beneficially and of record, Equity Interests in Holdings representing at least 35% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Sponsor, of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (e) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings, (ii) appointed by directors so nominated nor (iii) designated or nominated by the Sponsor; (f) the acquisition of direct or indirect Control of Holdings by any Person or group other than the Sponsor; or
(g) the occurrence of a "Change of Control", as defined in the Subordinated Debt Documents or the Holdings Discount Indenture.

            "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche A Commitment, Tranche B Commitment or Tranche C Commitment.

            "Closing Date" means the date on which (a) the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02) and
(b) the drawing of the Term Facilities and the simultaneous consummation of the Acquisitions occur.

            "CNI" means CenturyTel of the Northwest, Inc., formerly known as Pacific Telecom, Inc., a Washington corporation.

            "CWI" means CenturyTel Wireless, Inc., formerly known as Century Cellunet, Inc., a Louisiana corporation.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Collateral" means any and all "Collateral", as defined in any applicable Security Document.

            "Collateral Account" means a collateral account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, which shall be established pursuant to documentation reasonably satisfactory to the Administrative Agent.

            "Collateral Agent" shall have the meaning given such term in the Security Agreement.

            "Combined Purchase Price" means the PTI Purchase Price and the ATU Purchase Price.

            "Commitment" means a Revolving Commitment, Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, or any combination thereof (as the context requires).

            "Communications Law" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority (including but not limited to the FCC and the APUC), relating in any way to the offering or provision of communications.

            "Communication Liability" means any liability, contingent or otherwise (including any liability for damages, costs, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Communications Law, (b) the generation or use of communications, (c) exposure to communications or radio frequency emissions or (d) any contract, agreement or other consensual agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense less the sum for such period of (a) non-cash expenses for interest payable in kind, (b) to the extent included in Consolidated Interest Expense, the amortization of fees paid by Holdings, the Borrower or their Subsidiaries on or prior to the earlier of the Closing Date, the Second Closing Date or December 31, 1999, in connection with the Transactions and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements, provided that there shall be included or excluded, as applicable, in determining Consolidated Cash Interest Expense for any period the cash interest expense (calculated in the same manner as Consolidated Cash Interest Expense is calculated) for such period (including the portion thereof accruing prior to the applicable acquisition or sale) of any Acquired Entity or Business or Sold Entity or Business acquired or sold, as applicable, during such period assuming any Indebtedness incurred or repaid in connection with the acquisition or sale had been incurred or repaid on the first day of such period.

            "Consolidated EBIT" means, for any Person for any period, Consolidated Net Income of such Person, before total interest expense (whether cash or non-cash) and provisions for taxes based on income, and determined without giving effect to any extraordinary gains included in determining Consolidated Net Income for such Person for such period.

            "Consolidated EBITDA" means, for any Person for any period, Consolidated EBIT of such Person, adjusted by adding thereto, without duplication, the amount of all depreciation expense, amortization expense and other non-cash charges that were deducted in determining Consolidated EBIT for such Person for such period.

            "Consolidated Interest Expense" means, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP), whether cash or non-cash, of Holdings, the Borrower and the Subsidiaries determined on a consolidated basis with respect to all outstanding Indebtedness of Holdings, the Borrower and the Subsidiaries, including, without limitation, (a) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (b) amortization of the net costs or benefits under Hedging Agreements and amortization of the (c) interest-equivalent costs that are associated with any payments made to obtain any Hedging Agreement, deferred financing costs and any interest expense on deferred compensation arrangements and any other non-cash interest to the extent included in total interest expense.

            "Consolidated Net Income" means, for any Person for any period, the net income (or loss) after provision for taxes and before any pay-in-kind or non-cash accumulating dividend on preferred stock of such Person and its subsidiaries on a consolidated basis for such period taken as a single accounting period, provided that there shall be excluded from such net income (or loss) the income of any Person in which any other Person or Persons (other than the Borrower or any Subsidiary or any director holding qualifying shares in compliance with applicable law) owns or own aggregate Equity Interests representing more than 50% of the outstanding Equity Interests in such Person except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the Subsidiaries by such Person during such period.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

            "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

            "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

            "Disqualified Stock" means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event: (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable for Indebtedness or Disqualified Stock; or (c) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Tranche C Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for the provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an "asset sale" or "Change of Control" occurring prior to the first anniversary of the Tranche C Maturity Date shall not constitute Disqualified Stock if the "asset sale" or "Change of Control" provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the "asset sale" provisions and the "Change of Control", provisions, respectively, contained in the Subordinated Debt Documents.

            "Documentation Agent" means Credit Suisse First Boston, in its capacity as documentation agent for the Lenders hereunder.

            "dollars" or "$" refers to lawful money of the United States of America.

            "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to public health and safety matters.

            "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, natural resource damages, fines, penalties or indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

            "Equity Contributions" means, collectively, the Sponsor Equity Contribution, the Management Equity Contribution, the Investor Equity Contribution and the Holdings Contribution in respect of the Holdings Financing Amount.

            "Equity Contribution Date" means the earlier of (a) the date of termination of or the failure of a condition to closing under the PTI Purchase Agreement or (b) August 10, 1999.

            "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person and any options warrants or other rights to acquire such Equity Interests, but excluding any debt securities convertible into such Equity Interests.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

            "ERISA Event" means (a) any "reportable event", as defined in
Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan;

(f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

            "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

            "Event of Default" has the meaning assigned to such term in Article VII.

            "Excess Cash Flow" means, for any fiscal year, the sum (without duplication) of:

            (a) the consolidated net income (or loss) of Holdings, the Borrower and its consolidated Subsidiaries for such fiscal year, after provision for taxes, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

            (b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

            (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such period plus (ii) the net amount, if any, by which the consolidated deferred revenues of Holdings, the Borrower and its consolidated Subsidiaries increased during such period plus (iii) the aggregate principal amount of Capital Lease Obligations and other Indebtedness incurred during such period to finance Capital Expenditures, to the extent that mandatory principal payments in respect of such Indebtedness would, pursuant to clause (f) below, be deducted in determining Excess Cash Flow when made; minus

            (d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the amount, if any, by which the consolidated deferred revenues of Holdings, the Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus

            (e) Capital Expenditures for such period, except to the extent such Capital Expenditures are financed with the proceeds of asset dispositions (including casualty and condemnation events) or with the proceeds of the sale of equity by, or the contribution of equity to, Holdings, the Borrower or any Subsidiary (other than to or by Holdings, the Borrower or any Subsidiary); minus

            (f) the aggregate principal amount of Indebtedness repaid or prepaid by Holdings, the Borrower and its consolidated Subsidiaries during such period, excluding (i) Indebtedness in respect of Revolving Loans, Swing-line Loans and Letters of Credit (unless accompanied by a permanent reduction of the Revolving Commitments), (ii) Term Loans prepaid pursuant to Section 2.11(a), 2.11(c) or (d), (iii) repayments or prepayments of Indebtedness financed by incurring other Indebtedness, to the extent that mandatory principal payments in respect of such other Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made and (iv) Indebtedness referred to in clauses (iv) and (v) of
      Section 6.01(a).

            "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender's failure to comply with Section 2.17.

            "FCC" means the United States Federal Communications Commission or any successor agency thereof.

            "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

            "First Acquisition" means, if the Acquisitions are consummated on different dates, the first of the Acquisitions to be consummated and the transactions related thereto.

            "First Acquisition Indebtedness" means, if the Acquisitions are consummated on different dates, whichever of the PTI Term Facilities Indebtedness and the ATU Term Facilities Indebtedness is incurred first.

            "First Acquisition Loan Parties" means Holdings, the Borrower and the First Acquisition Subsidiary Loan Parties.

            "First Acquisition Mortgaged Property" means any Mortgaged Property owned by a First Acquisition Loan Party and acquired, directly or indirectly, in connection with the First Acquisition.

            "First Acquisition Subsidiary Loan Parties" means each Subsidiary
(a) in existence prior to the First Acquisition or (b) acquired, directly or indirectly, by the Borrower in connection with the First Acquisition, in each case that is not a Foreign Subsidiary.

            "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

            "Foreign Subsidiary" means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

            "GAAP" means generally accepted accounting principles in the United States of America.

            "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

            "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect,
(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

            "Guarantee Agreements" means the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

            "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all substances or wastes of any nature regulated pursuant to any Environmental Law.

            "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

            "Holdings" means ALEC Holdings, Inc., a Delaware corporation.

            "Holdings Contribution" means the purchase by Holdings of all the newly issued and outstanding common stock of the Borrower for an amount in cash paid to the Borrower equal to the aggregate amount of the Equity Contributions plus the Holdings Financing Amount.

            "Holdings Discount Debentures" means the discount debentures issued by Holdings in connection with the Acquisitions pursuant to the Holdings Discount Indenture for gross cash proceeds of not less than $25,000,000 in accordance with Section 4.02(p) or 4.03(o), as applicable.

            "Holdings Discount Indenture" means the indenture to be entered into by Holdings in connection with the issuance of the Holdings Discount Debentures, together with all instruments and other agreements entered into by Holdings in connection therewith, all in form and substance satisfactory to the Administrative Agent.

            "Holdings Financing Amount" means an amount of not less than $25,000,000.

            "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured

by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

            "Indemnified Taxes" means Taxes other than Excluded Taxes and Other Taxes.

            "Indemnity, Subrogation and Contribution Agreement" means the Indemnity, Subrogation and Contribution Agreement, substantially in the form of Exhibit F, among the Borrower, the Subsidiary Loan Parties and the Administrative Agent.

            "Information Memorandum" means the Confidential Information Memorandum dated February 9, 1999, as updated by the Memorandum dated April 27, 1999, relating to the Borrower and the Transactions.

            "Initial Closing Date" means, if the Acquisitions are consummated on different dates, the date on which (a) the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02) and (b) the initial drawing of the Term Facilities and the consummation of the First Acquisition occur.

            "Interest Coverage Ratio" shall have the meaning set forth in
Section 6.12.

            "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with
Section 2.07.

            "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

            "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "Investor Equity Contribution" means the contribution of up to an aggregate amount not to exceed $30,000,000 in cash to Holdings as common equity.

            "IPO" means an underwritten public offering by Holdings of Equity Interests of Holdings pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

            "Issuing Bank" means The Chase Manhattan Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

            "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

            "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all

LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

            "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

            "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

            "Leverage Ratio" means, on any date, the ratio of (x) Total Debt on such date to (y) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.

            "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

            "License Subsidiary" means a Subsidiary of the Borrower, the sole purpose of which shall be to hold a single Operating License and to perform functions incidental thereto.

            "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "Loan Documents" means this Agreement and the Security Documents.

            "Loan Parties" means Holdings, the Borrower and the Subsidiary Loan Parties.

            "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

            "Management Equity Contribution" means a contribution by the Management Investors of an aggregate amount not to exceed $5,000,000 in cash to Holdings as common equity.

            "Management Investors" means Charles E. Robinson and Wesley E.
Carson.

            "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of Holdings, the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

            "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgage" means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.

            "Mortgaged Property" means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01, and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

            "Multiemployer Plan" means a multiemployer plan as defined in
Section 4001 (a) (3) of ERISA.

            "Municipality" means the Municipality of Anchorage, a municipality located in the State of Alaska.

            "Net Cash Amount" means the amount of cash and cash equivalents included in the Assets (as defined in the ATU Purchase Agreement).

            "Net Plant Amount" means the amount equal to the increase, if any, in the ATU Purchase Price pursuant to Section 2.5(b) of the ATU Purchase Agreement.

            "Net Proceeds" means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings, the Borrower and the Subsidiaries to third parties in connection with such event,
(ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as deter-mined reasonably and in good faith by the chief financial officer of the Borrower).

            "Net Working Capital" means, at any date, (a) the consolidated current assets of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

            "Obligations" has the meaning assigned to such term in (a) the Security Agreement, (b) the Pledge Agreement and (c) the Guarantee Agreements.

            "Operating Licenses" means all material licenses, permits and other approvals issued by the FCC or APUC to the ATU Business, the Alaska Entities, the Borrower or any Subsidiary, including any paging, mobile telephone, specialized mobile radio, microwave or other license.

            "Other Taxes" means any and all present or future recording stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

            "Parent Guarantee Agreement" means the Parent Guarantee Agreement, substantially in the form of Exhibit D, made by Holdings in favor of the Administrative Agent for the benefit of the Secured Parties.

            "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

            "Perfection Certificate" means a certificate in the form of Exhibit C or any other form approved by the Collateral Agent.

            "Permitted Acquisition" means any acquisition, to the extent such acquisition occurs after the earlier of the Closing Date, the Second Closing Date and December 31, 1999, of all or substantially all the assets of, or shares or other Equity Interests in, a Person or division or line of business of a Person that is engaged in a reasonably related

(ancillary or complementary) line of business or lines of business, as reasonably determined by the Board of Directors of the Borrower (or any subsequent investment made in a previously acquired Permitted Acquisition), that was not preceded by an unsolicited tender offer for such Person, if immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable law, (c) 100% of the Equity Interest of any acquired or newly formed corporation, partnership, association or other business entity are owned directly by the Borrower or a domestic Wholly Owned Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed subsidiary under Section 5.12 shall have been taken, and (d) (i) Holdings, the Borrower and the Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.12 and 6.13 recomputed as at the last day of the most recently ended fiscal quarter of Holdings, the Borrower and the Subsidiaries as if such acquisition had occurred on the first day of each relevant period for testing such compliance, and the Borrower shall have delivered to the Administrative Agent an officers' certificate to such effect, together with all relevant financial information for such subsidiary or assets, and (ii) any acquired or newly formed subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by 6.01).

            "Permitted Encumbrances" means:

            (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

            (b) carriers', warehousemen' s, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

            (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

            (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obliga-tions of a like nature, in each case in the ordinary course of business;

            (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

            (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings, the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

            "Permitted Investments" means:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

            (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

            (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 or a foreign bank that has a combined capital and surplus and undivided profits of not less than $125,000,000; and

            (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

            "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

            "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA.

            "Pledge Agreement" means the Pledge Agreement, substantially in the form of Exhibit G, among Holdings, the Borrower, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

            "Prepayment Event" means:

            (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Holdings, the Borrower or any Subsidiary, other than (i) dispositions described in clauses (a), (b) and (c) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower; or

            (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within one year after such event; or

            (c) the issuance by the Borrower of Equity Interests pursuant to the Additional Equity Contribution, or the receipt by the Borrower of any capital contribution pursuant to the Additional Equity Contribution; or

            (d) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted pursuant to Section 6.01.

            "Prime Rate" means the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effec-tive from and including the date such change is publicly announced as being effective.

            "PTI Acquisition" means the acquisition by ALEC Acquisition or any other Wholly Owned Subsidiary from the Sellers of all of the outstanding capital stock of the Alaska Entities in accordance with the PTI Purchase Agreement.

            "PTI Adjustment Amount" means the amount equal to the sum, if positive, of the Adjustment Amount plus the Additional Amount (in each case as defined in Section 2.2(b) of the PTI Purchase Agreement).

            "PTI Purchase Agreement" means the Purchase Agreement, dated as of August 14, 1998, by and among the Borrower and the Sellers.

            "PTI Purchase Price" means an aggregate cash purchase price equal to $408,500,000 (subject to certain purchase price adjustments in accordance with the PTI Purchase Agreement).

            "PTI Term Facilities Indebtedness" means the Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans drawn on the closing date of the PTI Acquisition.

            "Purchase Agreements" means the PTI Purchase Agreement and the ATU Purchase Agreement.

            "Register" has the meaning set forth in Section 9.04(c).

            "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

            "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

            "Required Lenders" means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

            "Related Fund" means, with respect to any Lender that is a fund or trust that makes, buys or invests in commercial loans, any other fund or trust that makes, buys or invests in commercial loans and is managed by the same investment advisor as such Lender.

            "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

            "Revolving Availability Period" means the period from and including the Start Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

            "Revolving Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $75,000,000.

            "Revolving Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

            "Revolving Lender" means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

            "Revolving Loan" means a Loan made pursuant to clause (a) (iv) or
(b) (vii) of Section 2.01.

            "Revolving Maturity Date" means the date that is seven years after the Start Date or the first Business Day thereafter, if such date is not a Business Day.

            "S&P" means Standard & Poor's Ratings Service.

            "Second Acquisition" means, if the Acquisitions are consummated on different dates, the second of the Acquisitions to be consummated and the Transactions related thereto.

            "Second Acquisition Indebtedness" means whichever of the PTI Term Facilities Indebtedness and the ATU Term Facilities Indebtedness is incurred second.

            "Second Acquisition Loan Parties" means Holdings, the Borrower and the Second Acquisition Subsidiary Loan Parties.

            "Second Acquisition Mortgaged Property" means any Mortgaged Property owned by a Second Acquisition Loan Party and acquired, directly or indirectly, in connection with the Second Acquisition.

            "Second Acquisition Subsidiary Loan Parties" means each Subsidiary acquired, directly or indirectly, by the Borrower in connection with the Second Acquisition that is not a Foreign Subsidiary.

            "Second Closing Date" means, if the Acquisitions are consummated on different dates, the date on which (a) the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.02) and (b) the second drawing of the Term Facilities and the consummation of the Second Acquisition occur.

            "Secured Parties" shall have the meaning given such term in the Security Agreement.

            "Security Agreement" means the Security Agreement, substantially in the form of Exhibit H, among the Borrower, Holdings, the Subsidiary Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

            "Security Documents" means the Security Agreement, the Guarantee Agreements, the Pledge Agreement, the Indemnity, Subrogation and Contribution Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

            "Sellers" means CNI and CWI.

            "Senior Subordinated Notes" means the $150,000,000 in aggregate principal amount of senior subordinated notes issued by the Borrower pursuant to the Subordinated Debt Documents.

            "Sold Entity or Business" has the meaning assigned to such term in the definition of the term Adjusted Consolidated EBITDA.

            "Sponsor" means Fox Paine Capital Fund L.P. and its Affiliates (other than Affiliates that are operating companies or controlled by operating companies).

            "Sponsor Equity Contribution" means a contribution of an aggregate amount of not less than $120,000,000 (less the aggregate amount of the Management Equity Contribution and the Investor Equity Contribution) in cash to Holdings as common equity.

            "Start Date" means the first to occur of the Initial Closing Date and the Closing Date.

            "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in dollars of over $100,000 with maturities approximately equal to three months and
(b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Subordinated Debt Documents" means the indenture or other agreement under which the Senior Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated

Notes or providing for any Guarantee or other right in respect thereof.

            "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

            "Subsidiary" means any subsidiary of the Borrower. For purposes of the representations and warranties made herein on (and the conditions to borrowing on) the Closing Date, the Initial Closing Date or the Second Closing Date, as applicable, the term "Subsidiary" includes, if the ATU Acquisition is to occur on such date, each of (a) ATU Communications, Inc., MACtel, Inc., ATU Long Distance, Inc. and Peninsula Cellular Services, Inc. and (b) the entity or entities containing the assets of ATU Telecommunications and, if the PTI Acquisition is to occur on such date, each of the Alaska Entities and their respective subsidiaries.

            "Subsidiary Guarantee Agreement" means the Subsidiary Guarantee Agreement, substantially in the form of Exhibit E, made by the Subsidiary Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

            "Subsidiary Loan Party" means any Subsidiary that is not a Foreign Subsidiary.

            "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

            "Swingline Lender" means The Chase Manhattan Bank, in its capacity as lender of Swingline Loans hereunder.

            "Swingline Loan" means a Loan made pursuant to Section 2.04.

            "Syndication Agent" means the Canadian Imperial Bank of Commerce, in its capacity as syndication agent for the Lenders hereunder.

            "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

            "Term Loan Commitments" means Tranche A Commitments, Tranche B Commitments and Tranche C Commitments.

            "Term Loans" means Tranche A Term Loans, Tranche B Term Loans and Tranche C Term Loans.

            "Test Period" means, for any determination made on a specific date, the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date (taken as one accounting period).

            "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15 (519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

            "Total Debt" means, with respect to Holdings, the Borrower and the Subsidiaries on a consolidated basis at any time (without duplication), all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services of Holdings, the Borrower and the Subsidiaries on a consolidated basis at such time.

            "Tranche A Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche A Term Loans hereunder on the Start Date and Second Closing Date, if any, expressed as an amount representing the maximum aggregate principal amount of the Tranche A Term Loans to be made by such Lender hereunder, as such commit-ment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche A Commitments is $150,000,000.

            "Tranche A Lender" means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

            "Tranche A Maturity Date" means the date that is seven and one-half years after the Start Date or the first Business Day thereafter, if such date is not a Business Day.

            "Tranche A Term Loan" means a Loan made pursuant to clause (a) (i),
(b) (i) or (b) (ii) of Section 2.01.

            "Tranche B Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche B Term Loans hereunder on the Start Date and Second Closing Date, if any, expressed as an amount representing the maximum aggregate principal amount of the Tranche B Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche B Commitments is $150,000,000.

            "Tranche B Lender" means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

            "Tranche B Maturity Date" means the date that is eight and one-half years after the Start Date or the first Business Day thereafter, if such date is not a Business Day.

            "Tranche B Rate" means, with respect to any Tranche B Term Loan, (a) 2.00% per annum, in the case of an ABR Loan, or (b) 3.00% per annum, in the case of a Eurodollar Loan.

            "Tranche B Term Loan" means a Loan made pursuant to clause (a) (ii),
(b) (iii) or (b) (iv) of Section 2.01.

            "Tranche C Term Loan" means a Loan made pursuant to clause (a)
(iii), (b) (v) or (b) (vi) of Section 2.01.

            "Tranche C Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche C Term Loans hereunder on the Start Date and Second Closing Date, if any, expressed as an amount representing the maximum aggregate principal amount of the Tranche C Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Tranche C Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Tranche C Commitment, as applicable. The initial aggregate amount of the Lenders' Tranche C Commitments is $135,000,000.

            "Tranche C Lender" means a Lender with a Tranche C Commitment or an outstanding Tranche C Term Loan.

            "Tranche C Maturity Date" means the date that is nine years after the Start Date or the first Business Day thereafter, if such date is not a Business Day.

            "Tranche C Rate" means, with respect to any Tranche C Term Loan, (a) 2.25% per annum, in the case of an ABR Loan, or (b) 3.25% per annum, in the case of a Eurodollar Loan.

            "Transaction Costs" means the fees and expenses incurred by Holdings, the Borrower or any Subsidiary in connection with the Transactions.

            "Transactions" means, collectively, the transactions described in the preamble of this Agreement, including but not limited to the Acquisitions and the borrowings under this Credit Agreement.

            "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

            "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interest of which (other than directors' qualifying shares) is owned by the Borrower or another Wholly Owned Subsidiary.

            "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

            SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

            SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                   ARTICLE II

                                   The Credits

            SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees:

            (a) if the Acquisitions are consummated simultaneously, (i) to make a Tranche A Term Loan to the Borrower on the Start Date in a principal amount not exceeding its Tranche A Commitment, (ii) to make a Tranche B Term Loan to the Borrower on the Start Date in a principal amount not exceeding its Tranche B Commitment, (iii) to make a Tranche C Term Loan to the Borrower on the Start Date in a principal amount not exceeding its Tranche C Commitment and (iv) to make Revolving Loans to the Borrower on the Start Date and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment;

            (b) if the Acquisitions are consummated on different dates, (i) to make a Tranche A Term Loan to the Borrower on the Start Date in a principal amount not to exceed the lesser of its Tranche A Commitment and its pro rata share (based on the Tranche A Commitments of all the Lenders) of (A) $90,000,000, if the PTI Acquisition is the First Acquisition, or
      (B) $60,000,000 (subject to reduction as provided in Section 2.10(g)
      (iii), if the ATU Acquisition is the First Acquisition, (ii) to make a Tranche A Term Loan to the Borrower on the Second Closing Date, if any, in a principal amount not to exceed its remaining unused Tranche A Commitment, (iii) to make a Tranche B Term Loan to the Borrower on the Start Date in a principal amount not to exceed the lesser of its Tranche B Commitment and its pro rata share (based on the Tranche B Commitments of all the Lenders) of (A) $85,000,000, if the PTI Acquisition is the First

      Acquisition, or (B) $65,000,000 (subject to reduction as provided in Section 2.10(g) (iii)), if the ATU Acquisition is the First Acquisition,
      (iv) to make a Tranche B Term Loan to the Borrower on the Second Closing Date, if any, in a principal amount not to exceed its remaining unused Tranche B Commitment, (v) to make a Tranche C Term Loan to the Borrower on the Start Date in a principal amount not to exceed the lesser of its Tranche C Commitment and its pro rata share (based on the Tranche C Commitments of all the Lenders) of (A) $90,000,000, if the PTI Acquisition is the First Acquisition, or (B) $70,000,000 (subject to reduction as provided in Section 2.10(g) (iii)), if the ATU Acquisition is the First Acquisition, (vi) to make a Tranche C Term Loan to the Borrower on the Second Closing Date, if any, in a principal amount not to exceed its remaining unused Tranche C Commitment and (vii) to make Revolving Loans to the Borrower on the Start Date and the Second Closing Date and from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender's Revolving Exposure exceeding
      (x) the lesser of such Lender's Revolving Commitment and such Lender's Applicable Percentage of $50,000,000, at any time prior to the Second Closing Date (if any), and (B) such Lender's Revolving Commitment, at any time on or after the Second Closing Date (if any).

            Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

            SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

            (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Start Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

            (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

            (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Tranche A Maturity Date, the Tranche B Maturity Date or the Tranche C Maturity Date, as applicable.

            SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

            (i) whether the requested Borrowing is to be a Revolving Borrowing, Tranche A Term Borrowing, Tranche B Term Borrowing or Tranche C Term Borrowing;

            (ii) the aggregate amount of such Borrowing;

            (iii) the date of such Borrowing, which shall be a Business Day;

            (iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

            (v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

            (vi) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
      Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in
(i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the sum of the total Revolving Exposures exceeding (A) if the Acquisitions are consummated simultaneously, the total Revolving Commitments and (B) if the Acquisitions are consummated on different dates, (x) the lesser of the total Revolving Commitments and $50,000,000, at any time prior to the Second Closing Date (if any), and (y) the total Revolving Commitments, at any time on or after the Second Closing Date (if any). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

            (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

            (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in
Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

            SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000 and (ii) the total Revolving Exposures shall not exceed (A) if the Acquisitions are consummated simultaneously, the total Revolving Commitments and (B) if the Acquisitions are consummated on different dates, (A) the lesser of the total Revolving Commitments and $50,000,000, at any time prior to the Second Closing Date (if any), and (B) the total Revolving Commitments, at any time on or after the Second Closing Date (if any).

            (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

            (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time on the day of receipt, provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in
Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement (other than with respect to the timing of such reimbursement obligation as set forth in Section 2.05(e)).

            (f) Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation as set forth in Section 2.05(e)).

            (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

            (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

            (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be Permitted Investments, made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be the Borrower's property held by the Collateral Agent as collateral for the payment and performance of the Obligations in accordance with the Security Agreement. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount plus any accrued interest or realized profits on account of such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.

            SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

            (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the

Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or
(ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

            SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

            (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

            (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified purusant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

            (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

            (f) A Borrowing of any Class may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto (i) the Interest Period therefor would commence before and end after a date on which any principal of the Loans of such Class is scheduled to be repaid and (ii) the sum of the aggregate principal amount of outstanding Eurodollar Borrowings of such Class with Interest Periods ending on or prior to such scheduled repayment date plus the aggregate principal amount of outstanding ABR Borrowings of such Class would be less than the aggregate principal amount of Loans of such Class required to be repaid on such scheduled repayment date.

            SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Tranche A Commitments, Tranche B Commitments and Tranche C Commitments shall terminate at 5:00 p.m., New York City time, (A) if the Acquisitions are consummated simultaneously, on the Closing Date or (B) if the Acquisitions are consummated on different dates, on the earlier of the Second Closing Date and December 31, 1999, and (ii) the Revolving Commitments shall (A) terminate on the Revolving Maturity Date and (B) if the Acquisitions are consummated on different dates, be permanently reduced by $25,000,000 at 5:00 p.m., New York City time, on December 31, 1999, if the Second Acquisition has not been consummated at or before such time.

            (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

            (c) The Tranche A Commitments, Tranche B Commitments and Tranche C Commitments shall be automatically and permanently reduced by any amounts required to be applied for such purpose under paragraph (c) or (d) of Section
2.11 prior to the earlier of the Second Closing Date and December 31, 1999.

            (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (d) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the

Lenders in accordance with their respective Commitments of such Class.

            SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

            (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

            (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Admin-istrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (e) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the amounts equal to the percentages of the aggregate principal amount of the Tranche A Term Borrowings outstanding on the earlier of Closing Date, Second Closing Date (after giving effect to all Tranche A Term Borrowings on the Second Closing Date) and December 31, 1999, set forth opposite such date:

       Number of Years After            Annual Repayment
          the Start Date                   Percentage
          --------------                   ----------
                3                              1%
                4                              1%
                5                              1%
                6                              1%
                7                              1%

            (b) Subject to adjustment pursuant to paragraph (e) of this Section, the Borrower shall repay Tranche B Term Borrowings on each date set forth below in the amounts equal to the percentages of the aggregate principal amount of the Tranche B Term Borrowings outstanding on the earlier of the Closing Date, the Second Closing Date (after giving effect to all Tranche B Term Borrowings on the Second Closing Date) and December 31, 1999, set forth opposite such date:

       Number of Years After            Annual Repayment
          the Start Date                   Percentage
          --------------                   ----------
                3                              1%
                4                              1%
                5                              1%
                6                              1%
                7                              1%
                8                              1%

            (c) Subject to adjustment pursuant to paragraph (e) of this Section, the Borrower shall repay Tranche C Term Borrowings on each date set forth below in the amounts equal to the percentages of the aggregate principal amount of the Tranche C Term Borrowings outstanding on the earlier of Closing Date, Second Closing Date (after giving effect to all Tranche C Term Borrowings on the Second Closing Date) and December 31, 1999 set forth opposite such date:

       Number of Years After            Annual Repayment
          the Start Date                   Percentage
          --------------                   ----------
                3                              1%
                4                              1%
                5                              1%
                6                              1%
                7                              1%
                8                              1%

            (d) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date, (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date and (iii) all Tranche C Term Loans shall be due and payable on the Tranche C Maturity Date.

            (e) Any prepayment of a Term Loan of any Class, and any reduction of a Term Loan Commitment of any Class, shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section ratably.

            (f) Except as set forth in paragraphs (g) and (i) below, (i) all Net Proceeds (other than pursuant to the Additional Equity Contribution) and Excess Cash Flow to be applied at any time to prepay Term Borrowings and, if applicable, to reduce Tranche A Commitments, Tranche B Commitments or Tranche C Commitments pursuant to Sections 2.11 and 2.08(c), respectively, shall be applied as follows: (A) a portion of such Net Proceeds and/or Excess Cash Flow equal to (l) the amount of such Net Proceeds and/or Excess Cash Flow multiplied by (2) a fraction, the numerator of which is the sum of the outstanding principal amount of Tranche A Term Borrowings at such time and the aggregate unused Tranche A Commitments at such time and the denominator of which is the sum of the outstanding principal amount of all Term Borrowings at such time and the aggregate unused Term Loan Commitments at such time, shall be applied, first, to prepay Tranche A Term Borrowings and, after all outstanding Tranche A Term Borrowings have been prepaid, to reduce Tranche A Commitments with the Borrower retaining such proceeds; (B) a portion of such Net Proceeds and/or

Excess Cash Flow equal to (l) the amount of such Net Proceeds and/or Excess Cash Flow multiplied by (2) a fraction, the numerator of which is the sum of the outstanding principal amount of Tranche B Term Borrowings at such time and the aggregate unused Tranche B Commitments at such time and the denominator of which is the sum of the outstanding principal amount of all Term Borrowings at such time and the aggregate unused Term Loan Commitments at such time, shall be applied, first, to prepay Tranche B Term Borrowings and, after all outstanding Tranche B Term Borrowings have been prepaid, to reduce Tranche B Commitments (with the Borrower retaining the proceeds); and (C) a portion of such Net Proceeds and/or Excess Cash Flow equal to (1) the amount of such Net Proceeds and/or Excess Cash Flow multiplied by (2) a fraction, the numerator of which is the sum of the outstanding principal amount of Tranche C Term Borrowings at such time and the aggregate unused Tranche C Commitments at such time and the denominator of which is the sum of the outstanding principal amount of all Term Borrowings at such time and the aggregate unused Term Loan Commitments at such time, shall be applied, first, to prepay Tranche C Term Borrowings and, after all outstanding Tranche C Term Borrowings have been prepaid, to reduce Tranche C Commitments (with the Borrower retaining the proceeds); and

            (ii) The Net Proceeds of any Additional Equity Contribution to be applied pursuant to Section 2.11 shall be applied, (A) first, to reduce up to $7,700,000 of outstanding Revolving Loans (without reduction of the Revolving Commitments), (B) second, to reduce outstanding Revolving Loans (without reduction of the Revolving Commitments) to the extent such borrowings are attributable to the increase, if any, in the Net Plant Amount, (C) third, to reduce outstanding Tranche C Term Loans and, after all outstanding Tranche C Term Loans have been prepaid, the aggregate unused Tranche C Commitments (with the Borrower retaining the proceeds) and (D) fourth, to the extent of any remaining Net Proceeds, to reduce Tranche A Term Loans and Tranche B Term Loans, respectively, as follows: (l) a portion of such remaining Net Proceeds equal to
(x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the sum of the outstanding principal amount of Tranche A Term Loans at such time and the aggregate unused Tranche A Commitments at such time and the denominator of which is the sum of the outstanding principal amount of Tranche A Term Loans and Tranche B Term Loans and the aggregate unused Tranche A Commitments and Tranche B Commitments at such time, shall be applied to prepay Tranche A Term Loans and, after all outstanding Tranche A Term Loans have been prepaid, to reduce Tranche A

Commitments (with the Borrower retaining the proceeds) and (2) a portion of such remaining Net Proceeds equal to (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the sum of the outstanding principal amount of Tranche B Term Loans and the aggregate unused Tranche B Commitments at such time and the denominator of which is the sum of the outstanding principal amount of Tranche A Term Loans and Tranche B Term Loans and the aggregate unused Tranche A Commitments at such time, shall be applied to prepay Tranche B Term Loans and, after all outstanding Tranche B Term Loans have been prepaid, to reduce Tranche B Commitments (with the Borrower retaining the proceeds).

            Each payment of Borrowings pursuant to this Section 2.10 shall be accompanied by accrued interest on the principal amount paid to but excluding the date of payment.

            (g) Notwithstanding the provisions of paragraph (f) above, (i) if any Net Proceeds result from the occurrence of the RSA #1 Sale after the Start Date, then such Net Proceeds shall be used (A) first, to repay outstanding Revolving Borrowings (without any reduction of the Revolving Commitments) and
(B) second, to the extent of any remaining portion of such Net Proceeds, to repay Term Borrowings (and reduce Term Loan Commitments) as provided in paragraph (f) above; (ii) if the Acquisitions are consummated on different dates and any Net Proceeds are received after the Initial Closing Date and prior to the earlier of the termination of the Term Loan Commitments and the Second Closing Date, if applicable, then (A) if the PTI Acquisition is not the First Acquisition and such Net Proceeds arise from the issuance of Senior Subordinated Notes, all such Net Proceeds shall be retained by the Borrower in a Collateral Account pending the use of such Net Proceeds to finance the Second Acquisition on the Second Closing Date (at which time, the portion of such amounts in excess of $119,500,000 shall be used (l) first, to reduce up to $15,000,000 of Revolving Borrowings on the Second Closing Date, (2) second, to reduce Revolving Borrowings, if any, on the Second Closing Date to the extent such Borrowings would be attributable to (x) the increase, if any, in the Net Plant Amount or
(y) at the option of the Borrower, up to $5,000,000 of the PTI Adjustment Amount, (3) third, to reduce Tranche C Borrowings (and the Tranche C Commitments) on the Second Closing Date and (4) fourth, to the extent of any remaining Net Proceeds, to reduce Tranche A Borrowings (and the Tranche A Commitments) and Tranche B Borrowings (and the Tranche B Commitments) on the Second Closing Date on a pro rata basis), and (B) all other Net Proceeds allocable to the undrawn portion of the Term Facilities may be retained by the Borrower and applied to reduce the unused Term Loan Commitments as described in paragraph (f) above; and (iii) notwithstanding anything to the contrary in clause (ii) (A), if the Acquisitions are consummated on different dates and the PTI Acquisition is not the First Acquisition and is not consummated on or before the Equity Contribution Date, and (A) Senior Subordinated Notes have been issued and the proceeds thereof are being held in a Collateral Account or (B) Senior Subordinated Notes are issued after the Equity Contribution Date, the Net Proceeds resulting from the issuance of such Senior Subordinated Notes shall be applied in the following manner: (A) a percentage (such percentage to equal the percentage of the total capitalization (excluding cash on hand) of the Borrower represented by common equity immediately prior to the issuance of the Senior Subordinated Notes) of the Net Proceeds resulting from the issuance of the Senior Subordinated Notes shall be used to repurchase common equity (the "Equity Clawback") of Holdings, except to the extent that (x) after giving effect to such application of proceeds, common equity would represent less than 25% of the total capitalization (excluding cash on hand) of the Borrower determined on a pro forma basis as of the Initial Closing Date or
(y) the aggregate amount of the Sponsor Equity Contribution, the Management Equity Contribution and the Investor Equity Contribution minus the amount of the Equity Clawback would represent less than 17.5% of the total capitalization (excluding cash on hand) of the Borrower determined on a pro forma basis as of the Initial Closing Date, and (B) to the extent of any remaining portion of such Net Proceeds, pro rata among the Term Facilities based on the then outstanding principal amount of the term loans under each Term Facility. Notwithstanding the foregoing, if there are undrawn commitments under the Term Facilities immediately prior to 5:00 p.m., New York City time, on December 31, 1999, then any Net Proceeds retained in the Collateral Account or applied to reduce the Lenders' commitments under the Term Facilities as described above shall be applied at such time to prepay the then-outstanding principal amount of loans under the Term Facilities on a pro rata basis among the Term Facilities.

            (h) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

            (i) Any Lender holding Tranche B Term Loans or Tranche C Term Loans may elect on not less than one Business Day's prior written notice to the Administrative Agent with respect to any mandatory prepayment to be made pursuant to Section 2.11(c) or (d), not to have such prepayment applied to such Lender's Tranche B Term Loans or Tranche C Term Loans, in which case the amount not so applied shall be applied to prepay Tranche A Term Borrowings and, after all outstanding Tranche A Term Borrowings have been prepaid, shall be retained by the Borrower.

            SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

            (b) In the event that and on each occasion on which the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

            (c) In the event that and on each occasion on which any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings (or Term Loan Commitments shall be reduced if such receipt occurs on or after the Start Date through and including the earlier of the Second Closing Date and December 31,
1999) in an aggregate amount equal to such Net Proceeds in accordance with Sections 2.10(f), (g), (h) and (i), provided that, in the case of any event described in clause (a) of the definition of the term Prepayment Event, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event, within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries or all of the outstanding capital stock of an entity owning such assets, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such event except to the extent of any Net Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied.

            (d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2000, the Borrower shall prepay Term Borrowings (or Term Loan Commitments shall be reduced if such receipt occurs on or after the Start Date through and including the earlier of the Second Closing Date and December 31, 1999) in an aggregate amount equal to the excess, if any, of (i) 50% of Excess Cash Flow for such fiscal year over
(ii) the aggregate principal amount of Term Borrowings prepaid during such fiscal year pursuant to Section 2.11(a), in accordance with Sections 2.10(f) and
(g). Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

            (e) In the event that any portion of the Revolving Borrowings on the Start Date or the Second Closing Date is attributable to the PTI Adjustment Amount (to the extent attributable to cash or cash equivalents) and/or the Net Cash Amount, the Borrower shall repay Revolving Borrowings in an aggregate principal amount equal to such portion of such Revolving Borrowings within one Business Day after the Start Date or the Second Closing Date, as applicable.

            (f) If the aggregate principal amount of Revolving Borrowings outstanding on the date that is two Business Days after the Closing Date exceeds $35,000,000 then on such date the Borrower will repay Revolving Borrowings in an aggregate principal amount at least equal to such excess.

            (g) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

            SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of each Commitment of such Lender during the period from and including the Start Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears (i) in the case of commitment fees in respect of the Revolving Commitments, on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof, and
(ii) in the case of commitment fees in respect of the Tranche A Commitments, Tranche B Commitments and Tranche C Commitments, on December 31, 1999, or any earlier date on which such Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

            (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Revolving Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC

Disbursements) during the period from and including the Start Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and
(ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Start Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Start Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

            (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

            SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

            (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

            (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

            (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

            SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

            (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

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                                                                              64


            (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

            SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

            (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by an amount deemed material by such Lender, then in accordance with clause
(c) below, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

            (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or

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                                                                              65


would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), in each case by an amount deemed material by such Lender, then in accordance with clause (c) below, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

            (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

            (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

            SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other

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                                                                              66


than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

            SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

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                                                                              67


            (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

            (f) If the Administrative Agent or a Lender (or Transferee) determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it

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                                                                              68


has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or Transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender (or Transferee), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or Transferee) in the event the Administrative Agent or such Lender (or Transferee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.17(f) shall require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

            SECTION 2.18. Payments Generally; Pro Rata Treatment: Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15,
2.16 or 2.17, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended

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                                                                              69


to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

            (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any

Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

      (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

      (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion
(notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

      SECTION 2.19. MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS. (a) Prior to any Lender requesting compensation under Section 2.15, or the Borrower paying any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reason-



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                                                                              71


able costs and expenses incurred by any Lender in connection with any such designation or assignment.

            (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

                                   ARTICLE III

                         Representations and Warranties

            Each of Holdings and the Borrower represents and warrants to the Lenders that:

            SECTION 3.01. Organization: Powers. Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by or before, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the terms of the charter, by-laws or other organizational documents of Holdings, the Borrower or any of the Subsidiaries, or the terms of any of the Authorizations, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings, the Borrower or any of the Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries, except where the aggregate amount of all such required payments is less than $5,000,000 and where such default could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents, provided that, if the Acquisitions are consummated on different dates, on the Initial Closing Date the term "Transactions" as referred to above is deemed to include only the transactions described

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                                                                              73


in the preamble to this Agreement that are supposed to occur on the Initial Closing Date.

            SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders (i) audited consolidated and consolidating balance sheets and related statements of income, stockholder's equity and cash flows of the Alaska Entities and the ATU Business for the 1998 fiscal year, in each case prepared by a nationally recognized accounting firm reasonably acceptable to the Administrative Agent, and (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholder's equity and cash flows of (A) the ATU Business and (B) the Alaska Entities for (1) each subsequent fiscal quarter ended at least 45 days before the Start Date and (2) each fiscal month after the most recent 1999 fiscal quarter for which financial statements were received by the Lenders as described above and ended at least 45 days before the Start Date. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Alaska Entities or ATU Business, as applicable, and their consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

            (b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of the end of the most recently completed fiscal quarter of the Borrower that is at least 45 days prior to the Start Date, prepared giving effect to the Transactions as if the Transactions had occurred on such date, provided that, if the Acquisitions are consummated on different dates, on the Initial Closing Date the term "Transactions" as referred to in this paragraph (b) is deemed to include only the transactions described in the preamble to this Agreement that are contemplated to occur on the Initial Closing Date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to be reasonable), (ii) is based on the best information available to Holdings and the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal quarter of the Borrower that is at least 45 days prior to the Start Date, as if the Transactions had occurred on such date.

            (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Start Date or the Second Closing Date (if any), any material contingent liabilities, unusual long-term commitments or unrealized losses.

            (d) Since December 31, 1998, there has been no material adverse effect on the business, assets, results of operations, properties or financial condition of the Alaska Entities and their respective subsidiaries, taken as a whole, and since December 31, 1998, there has been no material adverse effect on the assets, properties, condition (financial and other), business, operations or liabilities (fixed or contingent) of the ATU Business, taken as a whole.

            SECTION 3.05. Properties. (a) Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for such defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

            (b) Each of Holdings, the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.05(b) accurately and completely lists as of the Start Date and Second Closing Date (if any) (after giving effect to the Transactions to occur on such date), all Operating Licenses granted or assigned to the Borrower or any of the Subsidiaries, or under which the Borrower and the Subsidiaries will have the right to operate their respective businesses.

            (c) Schedule 3.05(c) sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any of the Subsidiaries as of the Start Date and the Second Closing Date (if any) after giving effect to the Transactions to occur on such date.

            (d) As of the Start Date and the Second Closing Date (if any), neither Holdings, the Borrower nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

            SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

            (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

            (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

            SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders (including any Environmental Law or Communication Law, margin regulations, FCC and APUC regulations and ERISA) of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

            SECTION 3.08. Investment and Holding Company Status. Neither Holdings, the Borrower nor any of the Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

            SECTION 3.09. Taxes. Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP or (b) failures to file or cause to be filed or pay or cause to be paid that would not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability to the Borrower or the Subsidiaries is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts exceed by more than $5,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

            SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any

Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projections were prepared and delivered to the Administrative Agent.

            SECTION 3.12. Subsidiaries. Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Start Date and, if and when it occurs, the Second Closing Date.

            SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Start Date and the Second Closing Date, as applicable. As of the Start Date and the Second Closing Date, as applicable, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate with respect to the Borrower's and the Subsidiaries' businesses.

            SECTION 3.14. Labor Matters. As of the Start Date and the Second Closing Date, as applicable, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in material violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

            SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Start Date and the Second Closing Date, if any, as applicable, and immediately following the making of each Loan made on the Start Date and the Second Closing Date, if any, as applicable, and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Start Date.

            SECTION 3.16. Senior Indebtedness. The Obligations constitute "Senior Indebtedness" under and as defined in the Subordinated Debt Documents.

            SECTION 3.17. Year 2000. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) the computer systems of Holdings, the Borrower and the Subsidiaries and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which Holdings's, the Borrower's or the Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by September 30, 1999. The cost to Holdings, the Borrower and the Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the occurrence of the year 2000 to Holdings, the Borrower and the Subsidiaries (including reprogramming errors and the failure of others' systems or equipment) will not result in a Default or a Material Adverse Effect. Except for the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of Holdings, the Borrower and the Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient to permit Holdings, the Borrower and the Subsidiaries to conduct their businesses without Material Adverse Effect.

            SECTION 3.18. Security Interests. (a) When executed and delivered, the Pledge Agreement will be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the portion of the Collateral constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, such security interest shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

            (b) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to each of the Perfection Certificates, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than the Intellectual Property (as defined in the Security Agreement), in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

            (c) When the Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interest created thereunder shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by
Section 6.02 (it being understood
that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

            (d) The Mortgages are effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.18(d), the Mortgages shall constitute a Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

            SECTION 3.19. Regulatory Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower, nor any of the Subsidiaries (a) has failed to comply with any Communications Law or to obtain, maintain or comply with any permit, license or other approval required under any Communications Law, (b) has become subject to any Communication Liability, (c) has received notice of any claim with respect to any Communication Liability or (d) knows of any basis for any Communication Liability.

                                   ARTICLE IV

                              Conditions of Lending

            The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

            SECTION 4.01. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

            (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

            (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs
(a) and (b) of this Section.

            SECTION 4.02. First Credit Event-Start Date. On the Start Date:

            (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

            (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Start Date) of each of (i) Wachtell, Lipton, Rosen & Katz, counsel for Holdings and the Borrower, substantially in the form of Exhibit B-1, (ii) Deborah Harwood, Washington counsel for Holdings and the Borrower, substantially in the form of Exhibit B-2, (iii) Hogan & Hartson, LLP, FCC counsel for Holdings and the Borrower, substantially in the form of Exhibit B-3, (iii) Birch, Horton, Bittner & Cherot, Alaskan regulatory counsel for Holdings and the Borrower, substantially in the form of Exhibit B-3, (iv) Darby & Darby, intellectual property counsel for Holdings and the Borrower, substantially in the form of Exhibit B-4, (v) Lemle & Kelleher L.L.P., Louisiana counsel for Holdings and the Borrower, substantially in the form of

      Exhibit B-5, and (vi) local counsel in each jurisdiction where, if the Start Date is the Initial Closing Date, a First Acquisition Mortgaged Property is located or, if the Start Date is the Closing Date, a Mortgaged Property is located, substantially in the form of Exhibit B-6, and in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

            (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions to occur on the Start Date and any other legal matters relating to the Loan Parties, the Loan Documents or such Transactions all in form and substance satisfactory to the Administrative Agent and its counsel.

            (d) The Administrative Agent shall have received a certificate, dated the Start Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.01.

            (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Start Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

            (f) The Administrative Agent shall have received counterparts of the Security Agreement, the Pledge Agreement and the Indemnity, Subrogation and Contribution Agreement, each signed on behalf of the Borrower, Holdings and each Subsidiary Loan Party, if the Acquisitions are consummated simultaneously, or First Acquisition Subsidiary Loan Party if the Acquisitions are consummated on different dates, together with the following:

                  (i) stock certificates representing all the outstanding shares of capital stock of the Borrower and each Subsidiary owned by or on behalf of any Loan Party as of the Start Date after giving effect to the First Acquisition or the

            Transactions, as applicable (except that stock certificates representing shares of common stock of a Foreign Subsidiary may be limited to 65% of the outstanding shares of common stock of such Foreign Subsidiary), promissory notes evidencing all intercompany Indebtedness owed to any Loan Party by Holdings, the Borrower or any Subsidiary as of the Start Date after giving effect to the First Acquisition or the Transactions, as applicable, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

                  (ii) all documents and instruments, including Uniform
            Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens on the Collateral owned or to be acquired on or before the Start Date and intended to be created under the Security Agreement; and

                  (iii) a completed Perfection Certificate dated the Start Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties, if the Acquisitions are consummated simultaneously, or the First Acquisition Loan Parties, if the Acquisitions are consummated on different dates, in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by
            Section 6.02 or have been released.

            (g) The Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property owned or to be acquired by the Borrower or any Subsidiary on the Start Date, signed on behalf of the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsur-ance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request.

            (h) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

            (i) All consents and approvals required to be obtained from any Governmental Authority or other Person (including the final consents, approvals or non-objection of the FCC or the APUC) in connection with the Acquisitions or, if the Acquisitions are consummated on different dates, the First Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired (other than any appeal period of the consents and approvals required by the APUC to assign the Operating Licenses of the State of Alaska and the appeal periods of the FCC Operating Licenses listed on Schedule 4.02(i)). in each case without the imposition of any conditions reasonably expected to have a Material Adverse Effect or to affect the rights or security of the Lenders hereunder.

            (j) The Lenders shall have received a pro forma consolidated balance sheet of Holdings as of the end of the most recently completed fiscal quarter of the Borrower that is at least 45 days prior to the Start Date, reflecting all pro forma adjustments as if the First Acquisition or, if the Acquisitions occur simultaneously, the Transactions, had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

            (k) The Administrative Agent shall have received a solvency letter, in form and substance satisfactory to the Lenders, from Murray, Devine & Co., Inc., with respect to the solvency of the First Acquisition Loan Parties or, if the Acquisitions are consummated simultaneously, with respect to the solvency of all the Loan Parties, each after giving effect to the First Acquisition or the Transactions, as applicable.

            (l) The tax position and contingent tax and other liabilities of Holdings, the Borrower and the Subsidiaries after giving effect to the First Acquisition or, if the Acquisitions are consummated simultaneously, the Transactions shall be satisfactory to the Administrative Agent and the Lenders.

            (m) Each of the Guarantee Agreements of (i) the First Acquisition Loan Parties (other than the Borrower) or, (ii) if the Acquisitions are consummated simultaneously, the Loan Parties (other than the Borrower) shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect.

            (n) (i) If the Start Date is the Closing Date, each of the Acquisitions shall be consummated simultaneously with the Start Date in accordance with applicable law, the PTI Purchase Agreement or the ATU Purchase Agreement, as applicable (without giving effect to any amendments or waivers to the PTI Purchase Agreement or the ATU Purchase Agreement that are adverse to the Lenders and not reasonably satisfactory to the Lenders), and all other related documentation satisfactory to the Lenders, and all the Equity Contributions shall have been made, or (ii) if the Start Date is the Initial Closing Date, the First Acquisition shall have been consummated in accordance with applicable law, the PTI Purchase Agreement or the ATU Purchase Agreement, as applicable (without giving effect to any amendments or waivers to the PTI Purchase Agreement or the ATU Purchase Agreement that are adverse to the Lenders and not reasonably satisfactory to the Lenders), and all other related documentation satisfactory to the Lenders, and (A) if the PTI Acquisition is the First Acquisition, the Borrower shall receive or shall have previously received $65,000,000 of the proceeds from the Equity Contributions as of the Start Date and (B) if the ATU Acquisition is the First Acquisition, the Borrower shall receive or shall have previously received $80,000,000 of the proceeds from the Equity Contributions as of the Start Date, and the Lenders shall (x) be satisfied with the capitalization, structure and equity ownership of Holdings and the Borrower after giving effect to the Transactions to occur on or before such date (it being agreed that the capitalization, structure and equity ownership of Holdings and the Borrower to the extent described elsewhere in this Agreement are satisfactory to the Lenders) and (y) be satisfied that the Transaction Costs, whether incurred or paid on or before the earlier of the Closing Date and the Second Closing Date, as applicable, shall not exceed $50,000,000. The Administrative Agent shall have received copies of the applicable Acquisition Documents and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as complete and correct.

            (o) After giving effect to the First Acquisition or the Transactions, as applicable, and the other transactions contemplated hereby to occur on or before such date, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit hereunder, (b) the Senior Subordinated Notes, (c) if the ATU Acquisition is consummated, the Holdings Discount Debentures, and (d) other Indebtedness permitted under Sections 6.01(a) (i) through (v).

            (p) If the ATU Acquisition is consummated, the terms and conditions of the Holdings Discount Debentures (including but not limited to terms and conditions relating to the interest rate, payment-in-kind features and redemption) shall be satisfactory in all respects to the Lenders.

            (q) The Lenders shall have received (i) audited consolidated and consolidating balance sheets and related statements of income, stockholder's equity and cash flows of the Alaska Entities and the ATU Business for the 1998 fiscal year, in each case prepared by a nationally recognized accounting firm reasonably acceptable to the Agent, and (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholder's equity and cash flows of (A) the ATU Business and (B) the Alaska Entities for (1) each subsequent fiscal quarter ended at least 45 days before the Start Date and (2) each fiscal month after the most recent 1999 fiscal quarter for which financial statements were received by the Lenders as described above and ended at least 45 days before the Start Date.

            (r) In the case of borrowings on the Start Date to finance the ATU Acquisition, the Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the ATU Business may be subject after giving effect to the Transactions, and with the plans of the Borrower with respect thereto, and the Lenders shall have received environmental assessments (including Phase I and Phase II reports) satisfactory to the Administrative Agent from an environmental consulting firm satisfactory to the Administrative Agent.

            (s) In the case of borrowings on the Start Date to finance the ATU Acquisition, after giving effect to the First Acquisition and the other transactions contemplated hereby to occur on or before such date, the Administrative Agent shall be reasonably satisfied (i) with the resolution of the Year 1999 problem with respect to the computer, financial and other information systems of the ATU Business and (ii) that the measures taken and proposed to be taken by the Borrower to address any potential Year 2000 problems with respect to the computer, financial and other information systems of the ATU Business will be sufficient to insure that the ATU Business does not suffer any material adverse consequences as a result of such problems.

            (t) In the case of borrowings on the Start Date to finance the PTI Acquisition, the Borrower shall have received not less than $115,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes in a public offering or in a Rule 144A offering or other private placement to one or more holders satisfactory to the Agent. The terms and conditions of the Senior Subordinated Notes shall be reasonably satisfactory to the Administrative Agent.

            (u) If the Acquisitions are consummated on different dates and the PTI Acquisition is not the First Acquisition, the Sponsor shall have entered into a written agreement with the Borrower, in form and substance satisfactory to the Administrative Agent, that provides for the making of the Additional Equity Contribution as required by Section 5.17.

The Administrative Agent shall notify the Borrower and the Lenders of the Start Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 1999 (and, in the event such conditions are not so satisfied or waived at or prior to such time, the Commitments shall terminate at such time).

            SECTION 4.03. Second Closing Date. On the Second Closing Date, if any:

            (a) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Second Closing Date) of each of (i) Wachtell, Lipton, Rosen & Katz, counsel for Holdings and the Borrower, substantially in the form of Exhibit B-1, (ii) Deborah

      Harwood, Washington counsel for Holdings and the Borrower, substantially in the form of Exhibit B-2, (iii) Hogan & Hartson, LLP, FCC counsel for Holdings and the Borrower, substantially in the form of Exhibit B-3, (iii) Birch, Horton, Bittner & Cherot, Alaskan regulatory counsel for Holdings and the Borrower, substantially in the form of Exhibit B-3, (iv) Darby & Darby, intellectual property counsel for Holdings and the Borrower, substantially in the form of Exhibit B-4, (v) Lemle & Kelleher L.L.P., Louisiana counsel for Holdings and the Borrower, substantially in the form of Exhibit B-5, and (vi) local counsel in each jurisdiction where, if the Start Date is the Initial Closing Date, a First Acquisition Mortgaged Property is located or, if the Start Date is the Closing Date, a Mortgaged Property is located, substantially in the form of Exhibit B-6, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

            (b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Second Acquisition and any other legal matters relating to the Loan Parties, the Loan Documents or the Second Acquisition, all in form and substance satisfactory to the Administrative Agent and its counsel.

            (c) The Administrative Agent shall have received a certificate, dated the Second Closing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.01.

            (d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Second Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

            (e) The Administrative Agent shall have received counterparts of the Security Agreement, the Pledge Agreement and the Indemnity, Subrogation and Contribu-tion Agreement, each previously signed on behalf of the Borrower and Holdings and signed by each Second Acquisition Subsidiary Loan Party, together with the following:

                  (i) stock certificates representing all the outstanding shares of capital stock of each Subsidiary owned by or on behalf of any Loan Party and acquired on the Second Closing Date (except that stock certificates representing shares of common stock of a Foreign Subsidiary may be limited to 65% of the outstanding shares of common stock of such Foreign Subsidiary), promissory notes evidencing all intercompany Indebtedness owed to any Loan Party by any Subsidiary acquired on the Second Closing Date and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes;

                  (ii) all documents and instruments, including Uniform
            Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreement; and

                  (iii) a completed Perfection Certificate dated the Second
            Closing Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties acquired on the Second Closing Date in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by
            Section 6.02 or have been released.

            (f) The Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Second Acquisition Mortgaged Property signed on behalf of the record owner of such Second Acquisition Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Second Acqui-sition Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts and appraisals as may be required pursuant to such Mortgages or as the Administrative Agent or the Required Lenders may reasonably request.

            (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

            (h) All consents and approvals required to be obtained from any Governmental Authority or other Person (including the final consents, approvals or non-objection of the FCC or the APUC) in connection with the Second Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired (other than any appeal period of the consents and approvals required by the APUC to assign the Operating Licenses of the State of Alaska and the appeal periods of the FCC Operating Licenses listed on Schedule 4.02(i)), in each case without the imposition of any conditions reasonably expected to have a Material Adverse Effect or to affect the rights or security of the Lenders hereunder.

            (i) The Lenders shall have received a pro forma consolidated balance sheet of Holdings as of the end of the most recently completed fiscal quarter of the Borrower that is at least 45 days prior to the Second Closing Date, reflecting all pro forma adjustments as if the Transactions had been consummated on such date, and such pro forma consolidated balance sheet shall be consistent in all material respects with the forecasts and other information previously provided to the Lenders.

            (j) The Administrative Agent shall have received a solvency letter, in form and substance satisfactory to the Lenders, from Murray, Devine & Co., Inc., with respect to the solvency of the Loan Parties after giving effect to the Second Acquisition.

            (k) The tax position and contingent tax and other liabilities of Holdings, the Borrower and the Subsidiaries after giving effect to the Second Acquisition shall be satisfactory to the Administrative Agent and the Lenders.



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                                                                              91


            (l) Each of the Guarantee Agreements of the Second Acquisition Loan Parties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect.

            (m) The Second Acquisition shall have been consummated in accordance with applicable law, the PTI Purchase Agreement or the ATU Purchase Agreement, as applicable (without giving effect to any amendments or waivers to the PTI Purchase Agreement or the ATU Purchase Agreement that are adverse to the Lenders and not reasonably satisfactory to the Lenders), and all other related documentation satisfactory to the Lenders, and the Borrower shall receive or shall have previously received the Equity Contributions, and the Lenders shall (x) be satisfied with the capitalization, structure and equity ownership of Holdings and the Borrower after giving effect to the Transactions to occur on or before the Second Closing Date (it being agreed that the capitalization, structure and equity ownership of Holdings and the Borrower to the extent described elsewhere in this Agreement are satisfactory to the Lenders) and (y) be satisfied that the Transaction Costs as incurred or paid on or before the Second Closing Date shall not exceed $50,000,000. The Administrative Agent shall have received copies of the Acquisition Documents and all certificates, opinions and other documents delivered thereunder, certified by a Financial Officer as complete and correct.

            (n) After giving effect to the Second Acquisition and the other transactions contemplated hereby to occur on or before the Second Closing Date, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) the loans and other extensions of credit hereunder, (b) the Senior Subordinated Notes, (c) the Holdings Discount Debentures and (d) other Indebtedness permitted under Section 6.01.

            (o) The terms and conditions of the Holdings Discount Debentures (including but not limited to terms and conditions relating to the interest rate, payment-in-kind features and redemption) shall be satisfactory in all respects to the Lenders.

            (p) The Lenders shall have received (i) audited consolidated and consolidating balance sheets and related statements of income, stockholder's equity and cash flows of the Alaska Entities and ATU for the 1998 fiscal year, in each case prepared by a nationally recognized accounting firm reasonably acceptable to the Agent, and (ii) unaudited consolidated and consolidating balance sheets and related statements of income, stockholder's equity and cash flows of (A) ATU and
      (B) the Alaska Entities for (l) each subsequent fiscal quarter ended at least 45 days before the Second Closing Date and (2) each fiscal month after the most recent 1999 fiscal quarter for which financial statements were received by the Lenders as described above and ended at least 45 days before the Second Closing Date.

            (q) In the case of borrowings on the Second Closing Date to finance the ATU Acquisition, the Lenders shall be reasonably satisfied as to the amount and nature of any environmental and employee health and safety exposures to which the ATU Business may be subject after giving effect to the Transactions, and with the plans of the Borrower with respect thereto, and the Lenders shall have received environmental assessments (including Phase I and Phase II reports) satisfactory to the Agent from an environmental consulting firm satisfactory to the Agent.

            (r) In the case of borrowings on the Second Closing Date to finance the ATU Acquisition, after giving effect to the Transactions and the other transactions contemplated hereby to occur on or before such date, the Agent shall be reasonably satisfied (i) with the resolution of the Year 1999 problem with respect to the computer, financial and other information systems of the ATU Business and (ii) that the measures taken and proposed to be taken by the Borrower to address any potential Year 2000 problems with respect to the computer, financial and other information systems of the ATU Business will be sufficient to insure that the ATU Business does not suffer any material adverse consequences as a result of such problems.

            (s) In the case of borrowings on the Second Closing Date to finance the PTI Acquisition, the Borrower shall have received not less than $115,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes in a public offering or in a Rule 144A offering or other private placement to one or more holders satisfactory to the Agent. The terms and conditions of the Senior Subordinated Notes shall be reasonably satisfactory to the Agent.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Closing Date, if any, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans on the Second Closing Date and of the Issuing Bank to issue Letters of Credit hereunder on such date shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on December 31, 1999 (and, in the event such conditions are not so satisfied or waived at or prior to such time, the Commitments shall terminate at such time).

                                   ARTICLE V

                             Affirmative Covenants

            Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

            SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

            (a) within 90 days after the end of each fiscal year of the Borrower, Holdings's audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

            (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, Holdings's consolidated and consolidating balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

            (c) within 30 days after the end of each of the first two fiscal months of each fiscal quarter of the Borrower, Holdings's consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

            (d) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12, 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower's audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

            (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

            (g) at least 30 days prior to the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

            (h) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, the FCC or the APUC, or any Governmental Authority succeeding to any or all of the functions of said Commission, the FCC or the APUC, as applicable, or with any national securities exchange, or distributed by Holdings to its shareholders generally, as the case may be; and

            (i) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request in connection with the Loan Documents.

            SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

            (a) the occurrence of any Default;

            (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

            (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount exceeding $3,000,000;

            (d) the commencement of any proceeding by or before any Governmental Authority seeking the cancela-tion, termination (including by means of non-renewal), limitation, adverse modification or adverse conditioning of any Authorization or Operating License; and

            (e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

            SECTION 5.03. Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party's chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility),
(iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

            (b) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of
Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower
(i) setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Start Date, the Second Closing Date, if any, or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

            SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew or replace and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, including the renewal and maintenance of all Authorizations, except for those the failure to maintain, preserve or keep in full force and effect would not reasonably be expected to have a Material Adverse Effect, and Operating Licenses, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under
Section 6.03.

            SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and are and will be in compliance with all terms and conditions of the Operating Licenses and Authorizations and all Communications Laws, including all standards or rules imposed by the FCC and APUC or as imposed under any agreements with telephone companies and customers, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies or associations (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

            SECTION 5.08. Casualty and Condemnation. (a) The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

            SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

            SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders, including Environmental Laws, of any Governmental Authority applicable to it or its property, including the payment of any regulatory fees required by the FCC and APUC, any fees associated with the Operating Licenses or will the aggregate principal amount of outstanding Revolving Borrowings on (a) the Initial Closing Date exceed $50,000,000 and (b) the Second Closing Date exceed $70,000,000.

            (iii) If the Acquisitions are consummated on different dates and the PTI Acquisition is the First Acquisition, then (A) on the Initial Closing Date, the proceeds of the PTI Term Facilities Indebtedness will be used by the Borrower, together with (1) $65,000,000 of the proceeds from the Equity Contributions, (2) the net proceeds of the issuance of the Senior Subordinated Notes and (3) Revolving Borrowings in an aggregate principal amount not to exceed the amount, if positive, of the PTI Adjustment Amount, to (x) pay the PTI Purchase Price, (y) repay the existing debt of the Alaska Entities and (z) pay a portion of the Transaction Costs not to exceed $25,000,000 and (B) on the Second Closing Date, the proceeds of the ATU Term Facilities Indebtedness will be used by the Borrower, together with (1) the proceeds from the Equity Contributions (less any portion of the Equity Contributions made in connection with the PTI Acquisition) and
      (2) Revolving Borrowings in an aggregate principal amount not to exceed $7,700,000 plus the sum of the Net Plant Amount and the Net Cash Amount, to (I) pay the ATU Purchase Price and (II) pay the portion of the Transaction Costs not paid prior to the Second Closing Date. Notwithstanding the foregoing, if the PTI Acquisition is the First Acquisition, in no event will the aggregate principal amount of outstanding Revolving Borrowings on (a) the Initial Closing Date exceed $20,000,000 and (b) the Second Closing Date exceed $70,000,000.

            (b) The proceeds of Revolving Loans, other than those referred to in paragraph (a) above, will be used by the Borrower for general corporate purposes, including, at any time after the earlier of the Closing Date, the Second Closing Date and December 31, 1999, Permitted Acquisitions.

            (c) Letters of credit will be used by the Borrower for general corporate purposes.

            (d) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.

            SECTION 5.12. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Start

Date, the Borrower will notify the Administrative Agent thereof and (a) if such Subsidiary is a Subsidiary Loan Party, the Borrower will cause such Subsidiary to become a party to the Subsidiary Guarantee Agreement, the Indemnity, Subrogation and Contribution Agreement and each other applicable Security Document within ten Business Days after such Subsidiary is formed or acquired, and, within fifteen Business Days after such Subsidiary is formed or acquired, take such actions to create and perfect Liens on such Subsidiary's assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (b) if any Equity Interest in or Indebtedness of such Subsidiary are owned by or on behalf of any Loan Party, the Borrower will cause such Equity Interests and promissory notes evidencing such Indebtedness to be pledged pursuant to the Pledge Agreement within ten Business Days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of common stock of such Subsidiary to be pledged pursuant to the Pledge Agreement may be limited to 65% of the outstanding shares of common stock of such Subsidiary).

            SECTION 5.13. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

            (b) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Loan Party after the Start Date or Second Closing Date, as applicable (other than assets constituting Security under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

            (c) Upon the request of the Administrative Agent, to the extent permitted by applicable law at the time of such request, grant or cause the applicable Subsidiaries to grant, to the Administrative Agent, a direct security interest in the Operating Licenses within 30 days after receipt of such request, provided that to the extent FCC or APUC consent shall be required in connection with granting such security interest, such consent shall be requested within 30 days after receipt of such request and upon receipt of such FCC or APUC consent, such security interest shall be granted within 10 Business Days thereof.

            SECTION 5.14. Interest Rate Protection. As promptly as practicable, and in any event within 120 days after the Start Date and the Second Closing Date, if any, the Borrower will enter into, and thereafter for a period of not less than three years will maintain in effect, one or more interest rate protection agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 50% of the outstanding Term Loans.

            SECTION 5.15. Operating Licenses. Holdings and the Borrower agree to take all actions necessary or desirable to cause, not later than 60 days after the Start Date (or 60 days after the Second Closing Date, in the case of Operating Licenses to be acquired pursuant to the Second Acquisition on the Second Closing Date) each Operating License acquired on or before such date to be issued in the name of, or validly assigned to, a License Subsidiary, and thereafter to cause all Title III authorizations issued by the FCC and all other Operating Licenses to continue to be held by License Subsidiaries.

            SECTION 5.16. After-Acquired Licenses. Unless the Borrower and the Administrative Agent shall otherwise agree, cause each after-acquired Operating License to be held in a separate License Subsidiary, provided that to the extent the Borrower shall not have received FCC or APUC approval with respect to the foregoing at the scheduled closing of the acquisition of such Operating License, the Borrower shall comply with the foregoing requirement as soon as practicable following such acquisition (but in any event within 60 days after such acquisition).

            SECTION 5.17. Obtain Additional Equity Contribution. If the Acquisitions are consummated on different dates and the PTI Acquisition is not the First Acquisition and is not consummated on or before the Equity Contribution Date, then, subject to the provisions of Section 2.10(g) (iii), the Borrower will obtain from the Sponsor the Additional Equity Contribution.

            SECTION 5.18. Second Acquisition. If the Acquisitions are consummated on different dates, then the Borrower will effect the Second Acquisition as soon as reasonably practicable after the Initial Closing Date and on the same date as the second drawing under the Term Facilities.

                                   ARTICLE VI

                               Negative Covenants

            Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

            SECTION 6.01. Indebtedness: Certain Equity Securities. (a) Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

            (i) Indebtedness created under the Loan Documents;

            (ii) the Senior Subordinated Notes in an aggregate principal amount not to exceed $200,000,000 and the Holdings Discount Debentures in an aggregate principal amount at maturity not to exceed $49,000,000;

            (iii) Indebtedness existing on the date hereof and set forth in
      Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

            (iv) Indebtedness of the Borrower to any Wholly-Owned Subsidiary and of any Wholly-Owned Subsidiary

      (other than a License Subsidiary) to the Borrower or any other Wholly-Owned Subsidiary, provided that Indebtedness of any Wholly-Owned Subsidiary that is not a Loan Party to the Borrower or any Wholly-Owned Subsidiary Loan Party shall be subject to Section 6.04;

            (v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04;

            (vi) Indebtedness of the Borrower or any Subsidiary (other than a License Subsidiary) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $20,000,000 at any time outstanding;

            (vii) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $10,000,000 at any time outstanding;

            (viii) other unsecured Indebtedness of the Borrower or any Subsidiary (other than a License Subsidiary) in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

            (ix) Indebtedness in respect of Hedging Agreements permitted by
      Section 6.07; and

            (x) Indebtedness incurred by the Borrower or any of the Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation claims or self-insurance.

            (b) Holdings will not create, incur, assume or permit to exist any Indebtedness except (i) the Holdings Discount Debentures, (ii) the Guarantees of the Senior Subordinated Notes and (iii) Indebtedness created under the Loan Documents.

            (c) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests.

            SECTION 6.02. Liens. (a) Holdings and the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

            (i) Liens created under the Loan Documents;

            (ii) Permitted Encumbrances;

            (iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (i) such Lien shall not apply to any other property or asset of Holdings, the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

            (iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary (other than a License Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

            (v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, (other than a License Subsidiary), provided that (A) such security interests secure Indebtedness permitted by clause (vi) of Section 6.01(a), (B) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

            (b) Holdings will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Liens created under the Pledge Agreement and Permitted Encumbrances.

            SECTION 6.03. Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than a License Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than a License Subsidiary) may merge with or into or consolidate with any Subsidiary (other than a License Subsidiary) in a transaction in which the surviving entity the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) the surviving entity is a Subsidiary Loan Party, (iii) any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in any sale or other disposition permitted under Section 6.05., (iv) any Subsidiary (other than a License Subsidiary or other Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction, provided that Holdings pledges the stock of the surviving entity to the Collateral Agent as security for the Obligations and, in connection with such merger, Holdings and its subsidiaries execute such other documents as are reasonably requested by the Administrative Agent to the effect the purposes of this Agreement and the other Loan Documents, provided further that any such merger or consolidation involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless also permitted by Sections 6.04 and 6.08.

            (b) The Borrower will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

            (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower, the issuance of the Holdings Discount Debentures and activities incidental thereto, including rental payments, computer services, professional and consultant services, investment services, printing, travel and other miscellaneous services. Holdings will not own or acquire any assets (other than shares of capital stock of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, liabilities under the Holdings Discount Debentures and other liabilities incidental to its existence and permitted business and activities).

            (d) No License Subsidiary will engage in any business or activity other than holding the applicable Operating License and activities incidental thereto.

            (e) No License Subsidiary will sell, transfer, lease or otherwise dispose of any Operating License or any Authorization.

            SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

            (a) the Acquisitions;

            (b) Permitted Investments;

            (c) Investments permitted pursuant to Section 2.11(c);

            (d) investments existing on the date hereof and set forth on
      Schedule 6.04;

            (e) investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Pledge Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.12) and (ii) the aggregate amount of investments by Loan Partes in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness of, Subsidiaries that are not Loan Parties (including all such investments, loans, advances and Guarantees existing on the Start Date) shall not exceed $25,000,000 (based on cost and net of any cash distributed by such Subsidiaries that are not Loan Parties to Loan Parties that represent a return of paid-in capital or repayment of principal) at any time outstanding;

            (f) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Pledge Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (d) above;

            (g) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (i) neither Holdings nor any Subsidiary shall Guarantee the Senior Subordinated Notes unless (A) Holdings or such Subsidiary, as applicable, also has Guaranteed the Obligations pursuant to a Guarantee Agreement, (B) such Guarantee of the Senior Subordinated Notes is subordinated to such Guarantee of the Obligations on terms no less

            (o) other investments in an aggregate amount not to exceed
      $5,000,000.

            SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

            (a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business;

            (b) sales, transfers and dispositions to the Borrower or a Wholly-Owned Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09; and

            (c) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (c) shall not exceed $15,000,000 during any fiscal year of the Borrower or $50,000,000 in the aggregate during the term of this Agreement provided however that assets with an aggregate book value of less than $100,000 sold, transferred or otherwise disposed of in a single transaction or a series of related transactions shall not be included in the determination of the aggregate fair market value of assets sold, transferred or otherwise disposed of in reliance upon this clause (c);

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b) above) shall be made for fair value and (other than those permitted by clause (b) above) shall be made for at least 50% cash consideration.

            SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

            SECTION 6.07. Hedging Agreements. The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than (a) Hedging Agreements required by Section 5.14 and (b) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

            SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.
(a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Holdings may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (iii) the Borrower may pay dividends to Holdings in amounts equal to amounts expended by Holdings to repurchase or otherwise acquire shares of, or options to purchase shares of, common stock of Holdings from employees, former employees, consultants, former consultants, directors or former directors of Holdings, the Borrower or any Subsidiary (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Holdings under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock of Holdings, provided, however, that the aggregate amount paid to Holdings pursuant to this clause (iii) shall not exceed in any calender year the sum of (x) $5,000,000 plus (y) the Net Proceeds received since the date of this Agreement and not previously credited to any repurchase or other acquisition of such shares or options to purchase shares of common stock pursuant to this clause (iii) received by Holdings and contributed to the Borrower from the sale of Equity Interests to employees, consultants and directors of Holdings, the Borrower or any Subsidiary; (iv) the Borrower may pay dividends to Holdings at such times and in such amounts equal to the amounts required for Holdings to pay taxes, franchise fees and other fees required to maintain its corporate existence and provide for other operating costs of up to $7,500,000 during any fiscal year (other than liabilities in respect of the Holdings Discount Debentures); (v) the Borrower may pay dividends to Holdings in amounts equal to amounts necessary for Holdings to make loans or advances to employees in the ordinary course of business in accordance with past practices of the Borrower, but in any event not to exceed, when aggregated with amounts loaned or advanced under Section 6.04(j), $5,000,000 in the aggregate outstanding at any one time; (vi) any purchase, repurchase, retirement, defeasance or other acquisition or retirement for value of Equity Interests of Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings (other than Disqualified Stock and other than Equity Interests issued or sold to the Borrower or a Subsidiary or an employee stock ownership plan or other trust established by the Borrower or any of the Subsidiaries); (vii) the Borrower may pay dividends to Holdings as shall be necessary to permit Holdings to, and Holdings may, effect the Equity Clawback in accordance with Section 2.10(g), and
(viii) the Borrower may during any fiscal year, provided that no Default or Event of Default has occurred and is continuing or will occur as a result of such payment and to the extent permitted by the Subordinated Debt Documents as in effect on the date hereof, pay dividends to Holdings when and to the extent necessary to fund payments of interest accrued during such year on the Holdings Discount Debentures.

            (b) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

            (i) payment of Indebtedness created under the Loan Documents;

            (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Senior Subordinated Notes prohibited by the subordination provisions thereof;

            (iii) refinancings of Indebtedness to the extent permitted by
      Section 6.01;

            (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

            (v) payment of indebtedness of the Alaska Entities existing on (i) the Closing Date, if the Acquisitions are consummated simultaneously, (ii) the Initial Closing Date, if the Acquisitions are consummated on different dates and the PTI Acquisition is the First Acquisition or (iii) the Second Closing Date, if the Acquisitions are consummated on different dates and the PTI Acquisition is the Second Acquisition.

            SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that do not involve Holdings and are at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and the Subsidiary Loan Parties not involving any other Affiliate (c) any Restricted Payment permitted by Section 6.08, (d) any issuance by Holdings of Securities or by the Borrower of debt securities, or other payments, awards or grants in cash, securities (other than, in respect of the Borrower, Equity Interests) or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower, (e) the grant of stock options or similar rights in respect of Equity Interests in Holdings to employees and directors of the Borrower pursuant to plans approved by the Board of Directors of the Borrower, (g) customary indemnification and insurance arrangements in favor of officers, directors, employees and consultants of Holdings, the Borrower or any Subsidiary, (h) the payment of management fees by the Borrower or any Subsidiary of up to an aggregate amount per annum equal to 1% of the Consolidated EBITDA of Holdings for the fiscal year most recently ended, provided that no Default or Event of Default has occurred and is continuing, (i) the existence of, or the performance by Holdings, the Borrower or any Subsidiary of the obligations under the terms of, any stockholders agreements (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the earlier of the Closing Date and the Initial Closing Date, which agreements are listed on Schedule 6.O8(h), as such agreement may be amended on terms reasonably satisfactory to the Administrative Agent from time to time pursuant to the terms thereof, provided, however, that the terms of any such amendment are no less favorable to the Lenders than the terms of any such agreements in effect as of the earlier of the Closing Date and the Initial Closing Date, respectively, and (j) the issuance of Equity Interests (other than Disqualified Stock) of Holdings for cash to Fox Paine or senior management.

            SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that
(i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause
(a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof (vi) clause (a) of the foregoing shall not apply to restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business on the parties to such contracts, and (vii) clause (a) of the foregoing shall not apply to any encumbrance or restriction on the assets of any joint venture that is (A) contained in any joint venture agreement or other similar agreement with respect to such joint venture that was entered into in the ordinary course of business and (B) customary for such types of agreements.

            SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document, (b) its certificate of incorporation, by-laws or other organizational documents, (c) the Holdings Discount Indenture or (d) any other material document or agreement in each case in any manner that would impair in any material respect the value of the interests or rights of the Borrower thereunder or that would impair in any material respect the rights or interests of any Agent or any Lender.

            SECTION 6.12. Interest Coverage Ratio. The Borrower will not permit the ratio (the "Interest Coverage Ratio") of Adjusted Consolidated EBITDA to Consolidated Cash Interest Expense for (a) the fiscal quarter period ended as of September 30, 1999, to be less than (i) 1.75 to 1.00, if the Closing Date or the Second Closing Date has occurred, (ii) 1.50 to 1.00, if neither the Closing Date nor the Second Closing Date has occurred and the PTI Acquisition is the First Acquisition or (iii) 2.25 to 1.00, if neither the Closing Date nor the Second Closing Date has occurred and the ATU Acquisition is the First Acquisition, (b) the two fiscal quarter period ended as of December 31, 1999 to be less than (i)
1.75 to 1.00 if the Closing Date or the Second Closing Date has occurred, (ii)
1.50 to 1.00, if neither the Closing Date nor the Second Closing Date has occurred and the PTI Acquisition is the First Acquisition or (iii) 2.25 to 1.00, if neither the Closing Date nor the Second Closing Date has occurred and the ATU Acquisition is the First Acquisition, (c) the three fiscal quarter period ended as of March 31, 2000, to be less than (i) 1.75 to 1.00, if the Closing Date or the Second Closing Date has occurred, (ii) 1.50 to 1.00, if neither the Closing Date nor the Second Closing Date has occurred and the PTI Acquisition is the First Acquisition or (iii) 2.25 to 1.00, if neither the Closing Date nor the Second Closing Date has occurred and the ATU Acquisition is the First Acquisition, or (d) any Test Period ending on the last day of any fiscal quarter included in any period (or ending on any date) set forth below (i) if the Closing Date or the Second Closing Date has occurred, on the table under the heading "Combined Table" or (ii) if neither the Closing Date nor the Second Closing Date has occurred and the PTI Acquisition is the First Acquisition, on the table under the heading "PTI Acquisition" or (iii) if neither the Closing Date nor the Second Closing Date has occurred and the ATU Acquisition is the First

Acquisition, on the table under the heading "ATU Acquisition", to be less than the ratio set forth opposite such period or date:

                                 Combined Table

Period:                               Ratio:
-------                               ------

April 1, 2000 to                      1.75 to 1.00
June 30, 2000

July 1, 2000 to                       1.80 to 1.00
September 30, 2001

October 1, 2001 to                    1.85 to 1.00
March 31, 2002

April 1, 2002 to                      1.95 to 1.00
December 31, 2002

January 1, 2003 to                    2.05 to 1.00
September 30, 2003

October 1, 2003 to                    2.15 to 1.00
September 30, 2004

October 1, 2004 to                    2.25 to 1.00
September 30, 2005

October 1, 2005 to                    2.35 to 1.00
September 30, 2006

October 1, 2006 to                    2.45 to 1.00
September 30, 2007

October 1, 2007 and                   2.70 to 1.00
thereafter

                                 PTI Acquisition

Period:                               Ratio:
-------                               ------

April 1, 2000 to                      1.50 to 1.00
September 30, 2000

October 1, 2000 to                    1.60 to 1.00
September 30, 2001

October 1, 2001 to                    1.65 to 1.00
September 30, 2002

October 1, 2002 to                    1.75 to 1.00
September 30, 2003

October 1, 2003 to                    1.85 to 1.00
September 30, 2004

October 1, 2004 to                    1.95 to 1.00
September 30, 2005

October 1, 2005 to                    2.05 to 1.00
September 30, 2006

October 1, 2006 and                   2.20 to 1.00
thereafter

                           ATU Acquisition

Period:                               Ratio:
-------                               ------

April 1, 2000 to                      2.25 to 1.00
September 30, 2000

October 1, 2000 to                    2.35 to 1.00
September 30, 2001

October 1, 2001 to                    2.45 to 1.00
September 30, 2002

October 1, 2002 to                    2.65 to 1.00
September 30, 2003

October 1, 2003 to                    2.85 to 1.00
September 30, 2004

October 1, 2004 to                    3.05 to 1.00
September 30, 2005

October 1, 2005 to                    3.25 to 1.00
September 30, 2006

Period:                               Ratio:
-------                               ------

October 1, 2006 and                   3.45 to 1.00
thereafter

            SECTION 6.13. Leverage Ratio. The Borrower will not permit the Adjusted Leverage Ratio as of the last day of any fiscal quarter included in any period (or ending on any date) set forth below (i) if the Closing Date or the Second Closing Date has occurred, on the table under the heading "Combined Table" or (ii) if neither the Closing Date nor the Second Closing Date has occurred and the PTI Acquisition is the First Acquisition, on the table under the heading "PTI Acquisition" or (iii) if neither the Closing Date nor the Second Closing Date has occurred and the ATU Acquisition is the First Acquisition, on the table under the heading "ATU Acquisition", to be more than the ratio set forth opposite such period or date, provided that for purposes of this Section 6.13, Adjusted Consolidated EBITDA for the four quarter period ending on (x) September 30, 1999, shall be deemed to be Adjusted Consolidated EBITDA for the fiscal quarter ending on such date, multiplied by four, (y) December 31, 1999, shall be deemed to be Adjusted Consolidated EBITDA for the two fiscal quarter period ending on December 31, 1999, multiplied by two and (z) March 31, 2000, shall be deemed to be Adjusted Consolidated EBITDA for the three fiscal quarter period ending on March 31, 2000, multiplied by 4/3:

                                 Combined Table

Period:                               Ratio:
-------                               ------

Closing Date to                       6.75 to 1.00
June 30, 2000

July 1, 2000 to                       6.50 to 1.00
June 30, 2001

July 1, 2001 to                       6.00 to 1.00
March 31, 2002

April 1, 2002 to                      5.75 to 1.00
December 31, 2002

January 1, 2003 to                    5.50 to 1.00
September 30, 2003

October 1, 2003 to                    5.20 to 1.00
September 30, 2004

Period:                               Ratio:
-------                               ------

October 1, 2004 to                    5.25 to 1.00
September 30, 2005

October 1, 2005 to                    5.00 to 1.00
September 30, 2006

October 1, 2006 and                   4.75 to 1.00
thereafter

                                 PTI Acquisition

Period:                               Ratio:
-------                               ------

First Closing Date to                 7.50 to 1.00
September 30, 2000

October 1, 2000 to                    7.25 to 1.00
September 30, 2001

October 1, 2001 to                    7.00 to 1.00
September 30, 2002

October 1, 2002 to                    6.75 to 1.00
September 30, 2003

October 1, 2003 to                    6.50 to 1.00
September 30, 2004

October 1, 2004 to                    6.25 to 1.00
September 30, 2005

October 1, 2005 to                    6.00 to 1.00
September 30, 2006

October 1, 2006 and                   5.50 to 1.00
thereafter

                                 ATU Acquisition

Period:                               Ratio:
-------                               ------

First Closing Date to                 5.50 to 1.00
September 30, 2000

October 1, 2000 to                    5.25 to 1.00
September 30, 2001

October 1, 2001 to                    5.00 to 1.00
September 30, 2002

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                                                                             120


Period:                               Ratio:
-------                               ------

October 1, 2002 to                    4.75 to 1.00
September 30, 2003

October 1, 2003 to                    4.50 to 1.00
September 30, 2004

October 1, 2004 to                    4.25 to 1.00
September 30, 2005

October 1, 2005 to                    4.00 to 1.00
September 30, 2006

October 1, 2006 and                   3.75 to 1.00
thereafter

            SECTION 6.14. Capital Expenditures. (a) Holdings and the Borrower will not, and will not permit any of the Subsidiaries to, make any Capital Expenditures that would cause the aggregate amount of such Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower (i)
(A) ending on or before December 31, 1999, to exceed $65,000,000 and (B) ending thereafter to exceed $70,000,000 if both Acquisitions are consummated by December 31, 1999, (ii) to exceed $30,000,000 in any fiscal year if the ATU Acquisition is not consummated by December 31, 1999, or (iii) to exceed (A) $35,000,000 in any fiscal year ending on or before December 31, 2001 and (B) $37,500,000 in any fiscal year ending thereafter if the PTI Acquisition is not consummated by December 31, 1999, provided that (x) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (y) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (z) the purchase price of plant, property or equipment made within one year of the sale of any asset to the extent purchased for an aggregate amount not in excess of the amount of the net cash proceeds of such sale shall not be included in the calculation of Capital Expenditures pursuant to this Section 6.14.

            (b) Notwithstanding the foregoing, the Borrower may in any fiscal year, upon written notice to the Admin-

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                                                                             121


istrative Agent, increase the amount of Capital Expenditures permitted to be made during such fiscal year pursuant to this Section 6.14 by an amount equal to the lesser of (i) the total unused amount of Capital Expenditures permitted to be made pursuant to this Section 6.14 for the immediately preceding fiscal year (minus the amount of any unused Capital Expenditures permitted to be made pursuant to this Section 6.14 that were carried forward to such preceding fiscal year pursuant to this paragraph (b)) and (ii) 50% of the amount of Capital Expenditures permitted to be made pursuant to this Section 6.14 for the immediately preceding fiscal year (minus the amount of any unused Capital Expenditures permitted to be made pursuant to this Section 6.14 that were carried forward to such preceding fiscal year pursuant to this paragraph (b)).

            SECTION 6.15. Fiscal Year. Holdings and the Borrower will not, and will not permit the Subsidiaries to, change the financial reporting convention by which Holdings, the Borrower and the Subsidiaries determine the dates on which their fiscal years and fiscal quarters will end.

                                   ARTICLE VII

                                Events of Default

            If any of the following events ("Events of Default") shall occur:

            (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

            (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

            (c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

            (d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or the Borrower) 5.13(c), 5.15 or
      5.16 or in Article VI;

            (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

            (f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

            (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

            (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

            (j) Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

            (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (after giving effect to insurance payments, if any) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

            (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events for which liability of the Borrower or the Subsidiaries is reasonably expected to occur, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding (i) $5,000,000 in any year or (ii) $15,000,000 for all periods;

            (m) (i) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, having a value in excess of $10,000,000, with the priority required by the applicable Security Document, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (B) as a result of the Administrative Agent's failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or (ii) the Obligations of the Borrower, or the obligations of Holdings or any Subsidiaries pursuant to a Guarantee Agreement shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

            (n) a Change in Control shall occur; or

            (o) any of the Operating Licenses or Authorizations shall have been
      (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Operating Licenses or Authorizations or that could result in the Government Authority taking any of the actions described in clause (i), above, and such decision or such revocation, rescission, suspension, modification or nonrenewal (i) has, or could reasonably be expected to have, a Material Adverse Effect, or (ii) adversely affects the legal or character qualifications of Holdings, the Borrower or any of the Subsidiaries to hold any of the Operating Licenses or Authorizations;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                  ARTICLE VIII

                            The Administrative Agent

            Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. For purposes of this
Article VIII, all references to the Administrative Agent are deemed to include the Collateral Agent.

            The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if it were not the Administrative Agent hereunder.

            The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

            The Administrative Agent may perform any of and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and
Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from

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                                                                             128


time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

                                   ARTICLE IX

                                  Miscellaneous

            SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to Holdings or the Borrower, to it at 510 L Street, Suite 500, Anchorage, Alaska, 99501, Attention of Michael E. Holstrom (Fax No.
      (907) 297-3050);

            (b) if to the Administrative Agent, to The Chase Manhattan Bank, Loan and Agency Services Group, One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Gloria Havier (Telecopy No. (212) 552-5700), with a copy to The Chase Manhattan Bank, 270 Park Avenue, New York, New York 10017, Attention of Ed DeForrest (Telecopy No. (212) 270-
      1063);

            (c) if to the Issuing Bank, to it at 270 Park Avenue, 10th Floor, New York, New York 10017, Attention of Peter Eckstein (Telecopy No. (212) 270-3090);

            (d) if to the Swingline Lender, to it at 270 Park Avenue, 10th Floor, New York, New York 10017, Attention of Gloria Havier (Telecopy No.
      (212) 552-5700); and

            (e) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

            SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

            (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such scheduled payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision of any Loan Document specifying the number or percentage of

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                                                                             130


Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release Holdings or any material Subsidiary Loan Party from its Guarantee under the applicable Guarantee Agreement (except as expressly provided in such Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender (except as expressly provided in such Security Documents), (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class or (ix) change the rights of the Tranche B Lenders or Tranche C Lenders to decline mandatory prepayments as provided in Section 2.11, without the written consent of Tranche B Lenders or Tranche C Lenders, as applicable, holding a majority of the outstanding Tranche B Term Loans or Tranche C Term Loans, as applicable; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche A Lenders, Tranche B Lenders and Tranche C Lenders), the Tranche A Lenders (but not the Revolving Lenders, Tranche B Lenders and Tranche C Lenders), the Tranche B Lenders (but not the Revolving Lenders, Tranche A Lenders and Tranche C Lenders) or the Tranche C Lenders (but not the Revolving Lenders, the Tranche A Lenders and the Tranche B Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders.

            SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

            (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence, Release or threatened Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (i) such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of

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                                                                             132


such Indemnitee or (ii) such losses, claims, damages, liabilities or related expenses of a Lender result from disputes among such Lender and one or more other Lenders.

            (C) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

            (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

            (e) All amounts due under this Section shall be payable not later than ten days after written demand therefor.

            SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender may assign to one or more additional banks or other financial institutions (or such other entity as consented to by the Borrower and the Administrative Agent), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or Related Fund of any Lender, each of the Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender's obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld it being understood that, without limitation, the Borrowers shall have the right to withhold its consent to any assignment if
(x) increased costs would result therefrom or (y) if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), (ii) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, or, if to a Lender, an Affiliate of a Lender or a Related Fund, $1,000 and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is contin-uing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

            (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15,
2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

            (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

            (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPV"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that
(i) nothing herein shall constitute a commitment by any SPV to make any Loan and
(ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the Unites Sates or any State thereof. In addition, notwithstanding anything to the contrary in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this Section 9.04 (h) applies to any particular SPV, this section may not be amended without the written consent of such SPV.

in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

            (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

            (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

            SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extend requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower. For the purposes of this Section, "INFORMATION" means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that was made available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised customary procedures for handling confidential information of the same nature as the Information in accordance with safe and sound banking practices.

     SECTION 9.13. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of REPAYMENT, shall have been received by such Lender.

            SECTION 9.14. Notice of Lenders' Right to Sue. The mortgagor or trustor (borrower) is personally obligated and fully liable for the amount due under this Agreement. The mortgagee or beneficiary (lender) has the right to sue on this Agreement and obtain a personal judgment against the mortgagor or trustor for satisfaction of the amount due under this Agreement either before or after a judicial foreclosure of the mortgage or deed of trust under AS ss.
09.45.170 - 09.45.220.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   ALEC HOLDINGS, INC.,

                                        by /s/ Michael E. Holmstrom
                                           -----------------------------------
                                           Name: Michael E. Holmstrom
                                           Title: Senior Vice President and
                                                   Chief Financial Officer


                                   ALASKA COMMUNICATIONS SYSTEMS
                                   HOLDINGS, INC.,

                                        by /s/ Michael E. Holmstrom
                                           -----------------------------------
                                           Name: Michael E. Holmstrom
                                           Title: Senior Vice President and
                                                   Chief Financial Officer


                                   THE CHASE MANHATTAN BANK,
                                   individually and as
                                   Administrative Agent and
                                   Collateral Agent,

                                        by /s/ LBR
                                           -----------------------------------
                                           Name:
                                           Title:


                                   CREDIT SUISSE FIRST BOSTON,
                                   individually and as
                                   Documentation Agent,

                                        by
                                           -----------------------------------
                                           Name:
                                           Title:

                                        by
                                           -----------------------------------
                                           Name:
                                           Title:

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                   ALEC HOLDINGS, INC.,

                                        by
                                           -----------------------------------
                                           Name:
                                           Title:


                                   ALASKA COMMUNICATIONS SYSTEMS
                                   HOLDINGS, INC.,

                                        by
                                           -----------------------------------
                                           Name:
                                           Title:


                                   THE CHASE MANHATTAN BANK,
                                   individually and as
                                   Administrative Agent and
                                   Collateral Agent,

                                        by
                                           -----------------------------------
                                           Name:
                                           Title:


                                   CREDIT SUISSE FIRST BOSTON,
                                   individually and as
                                   Documentation Agent,

                                        by /s/ Todd C. Morgan
                                           -----------------------------------
                                           Name: TODD C. MORGAN
                                           Title: DIRECTOR

                                        by /s/ Kristin Lepri
                                           -----------------------------------
                                           Name: KRISTIN LEPRI
                                           Title: ASSOCIATE

                                        ALLSTATE INSURANCE
                                        COMPANY,


                                        By /s/ Jerry D. Zinkula
                                           -----------------------------------
                                           Name: JERRY D. ZINKULA
                                           Title: AUTHORIZED SIGNATORY


                                        By /s/ Patricia W. Wilson
                                           -----------------------------------
                                           Name: PATRICIA W. WILSON
                                           Title: AUTHORIZED SIGNATORY

                                     CIBC INC.


                                     By              /s/ Laura Hom
                                        ----------------------------------------
                                        Name:           Laura Hom
                                        Title:       Executive Director
                                               CIBC World Markets Corp. As Agent

                                        FIRST NATIONAL BANK OF
                                        ANCHORAGE,


                                        By /s/ William P. Inscho
                                           -----------------------------------
                                           Name: William P. Inscho
                                           Title: Vice President

                                        KZH CRESCENT LLC.


                                        By /s/ Virginia Conway
                                           -----------------------------------
                                           Name: Virginia Conway
                                           Title: Authorized Agent

                                        METROPOLITAN LIFE
                                        INSURANCE COMPANY,


                                        By /s/ James R. Dingler
                                           -----------------------------------
                                           Name: James R. Dingler
                                           Title: Director

                                        MORGAN STANLEY DEAN
                                        WITTER PRIME INCOME
                                        TRUST,


                                        By /s/ Sheila A. Finnerty
                                           -----------------------------------
                                           Name: SHEILA A. FINNERTY
                                           Title: VICE PRESIDENT

NATIONAL BANK OF ALASKA, a national banking association


/s/ Larry J. Cooper
--------------------------------------
By: Larry J. Cooper
Its: Vice President

                                        NATIONSBANK, N.A.,


                                        By /s/ Ed Hamilton
                                           -----------------------------------
                                           Name: ED HAMILTON
                                           Title: SVP

                                   RURAL TELEPHONE FINANCE
                                   COOPERATIVE,


                                   By /s/ Kenneth A. Fried
                                      ------------------------------------------
                                      Name: Kenneth A. Fried
                                      Title: Assistant Secretary-Treasurer


                                   By /s/ Lawrence Zawalick
                                      ------------------------------------------
                                      Name: Lawrence Zawalick
                                      Title: Vice President Business Development
                                             and Administrative Coordinator

                                        SEQUILS I, LTD

                                        By: TCW Advisers, Inc. as its
                                        Collateral Manager


                                        By /s/ Justin L. Driscoll
                                           -----------------------------------
                                           Name: JUSTIN L. DRISCOLL
                                           Title: Senior Vice President


                                        By /s/ Jonathan R. Insull
                                           -----------------------------------
                                           Name: JONATHAN R. INSULL
                                           Title: VICE PRESIDENT

                                        SRF TRADING, INC.,


                                        By /s/ Kelly C. Walker
                                           -----------------------------------
                                           Name: KELLY C. WALKER
                                           Title: VICE PRESIDENT

                             STEIN ROE FLOATING RATE
                             LIMITED LIABILITY COMPANY,


                             By /s/ Brian W. Good
                                ------------------------------------------------
                                Name: Brian W. Good
                                Title: Vice President,
                                       Stein Roe & Farnham Incorporated,
                                       as Advisor to the Stein Roe Floating Rate
                                       Limited Liability Company

                                        THE INDUSTRIAL BANK OF
                                        JAPAN, LIMITED, NEW YORK
                                        BRANCH,


                                        By /s/ William Kennedy
                                           -----------------------------------
                                           Name: William Kennedy
                                           Title: SVP

                                        TORONTO DOMINION (NEW
                                        YORK), INC.,


                                        By /s/ Jorge A. Garcia
                                           -----------------------------------
                                           Name: JORGE A. GARCIA
                                           Title: VICE PRESIDENT

                                        U.S. BANK NATIONAL
                                        ASSOCIATION,


                                        By /s/ Thomas G. Gunder
                                           -----------------------------------
                                           Name: Thomas G. Gunder
                                           Title: Vice President

                                        VAN KAMPEN PRIME RATE
                                        INCOME TRUST,


                                        By /s/ Lisa M. Mincheski
                                           -----------------------------------
                                           Name: LISA M. MINCHESKI
                                           Title: VICE PRESIDENT